Exhibit 10.1

Published Deal CUSIP Number: 69312FAC8
Published Revolver CUSIP Number: 69312FAD6
Published Term Loan — Series 2009 CUSIP Number: 69312FAE4
Published Term Loan — Series 2010 CUSIP Number: 69312FAF1

Execution Copy
CREDIT AGREEMENT
Dated as of August 19, 2011
among
PAA NATURAL GAS STORAGE, L.P.,
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
L/C Issuer,
DNB NOR BANK ASA, JPMORGAN CHASE BANK, N.A., SUNTRUST BANK
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Syndication Agents,
and
The Other Lenders Party Hereto
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
DNB NOR MARKETS, INC., J.P. MORGAN SECURITIES LLC,
SUNTRUST ROBINSON HUMPHREY, A DIVISION OF SUNTRUST CAPITAL
MARKETS, INC., and WELLS FARGO SECURITIES, LLC,
as
Joint Lead Arrangers and Joint Book Managers
Senior Unsecured Revolving Credit Facility
Two Senior Unsecured 5-Year Term Loan Facilities

i

ARTICLE V. REPRESENTATIONS AND WARRANTIES	71

5.01 Existence, Qualification and Power	71
5.02 Authorization; No Contravention	71
5.03 Governmental Authorization; Other Consents	72
5.04 Binding Effect	72
5.05 Financial Statements; No Material Adverse Effect	72
5.06 Litigation	73
5.07 No Default	73
5.08 Ownership of Property; Liens	73
5.09 Environmental Compliance	73
5.10 Insurance	73
5.11 Taxes	73
5.12 ERISA Compliance	73
5.13 Significant Restricted Persons	74
5.14 Margin Regulations; Investment Company Act	74
5.15 Disclosure	75
5.16 Compliance with Laws	75
5.17 Sale of GO Bonds	75

ARTICLE VI. AFFIRMATIVE COVENANTS	76

6.01 Financial Statements	76
6.02 Certificates; Other Information	76
6.03 Notices	78
6.04 Payment of Taxes, Etc	78
6.05 Preservation of Existence, Etc	78
6.06 Maintenance of Properties	78
6.07 Maintenance of Insurance	79
6.08 Compliance with Laws	79
6.09 Books and Records	79
6.10 Inspection Rights	79
6.11 Use of Proceeds	79

ARTICLE VII. NEGATIVE COVENANTS	80

7.01 Liens	80
7.02 Indebtedness	82
7.03 Fundamental Changes; Dispositions	82
7.04 Restricted Payments	83
7.05 Change in Nature of Business	83
7.06 Transactions with Affiliates	83
7.07 Burdensome Agreements	83
7.08 Use of Proceeds	84
7.09 Financial Covenants	84
7.10 Unrestricted Subsidiaries	86

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES	87

8.01 Events of Default	87
8.02 Remedies Upon Event of Default	89
8.03 Application of Funds	90

ARTICLE IX. ADMINISTRATIVE AGENT	91

9.01 Appointment and Authority	91
9.02 Rights as a Lender	91
9.03 Exculpatory Provisions	91
9.04 Reliance by Administrative Agent	92
9.05 Delegation of Duties	93
9.06 Resignation or Removal of Administrative Agent	93
9.07 Non-Reliance on Administrative Agent and Other Lenders	94
9.08 No Other Duties, Etc	94
9.09 Administrative Agent May File Proofs of Claim	94
9.10 Collateral Matters	95

ARTICLE X. CONTINUING GUARANTY	95

10.01 Borrower Guaranty	95
10.02 Rights of Lenders	96
10.03 Collateral Matters	96
10.04 Obligations Independent	97
10.05 Subrogation	97
10.06 Termination; Reinstatement	97
10.07 Subordination	97
10.08 Stay of Acceleration	98
10.09 Condition of the GO Bond Issuer	98

ARTICLE XI. MISCELLANEOUS	98

11.01 Amendments, Etc	98
11.02 Notices; Effectiveness; Electronic Communication	100
11.03 No Waiver; Cumulative Remedies; Enforcement; Nature of Obligations	102
11.04 Expenses; Indemnity; Damage Waiver	103
11.05 Payments Set Aside	105
11.06 Successors and Assigns	105
11.07 Treatment of Certain Information; Confidentiality	111
11.08 Right of Setoff	112
11.09 Interest Rate Limitation	112
11.10 Counterparts; Integration; Effectiveness	113
11.11 Survival of Representations and Warranties	113
11.12 Severability	113
11.13 Replacement of Lenders	113
11.14 Governing Law; Jurisdiction; Etc	114
11.15 Waiver of Jury Trial	115
11.16 No Advisory or Fiduciary Responsibility	115
11.17 No Recourse to Other Persons	116

11.18 Electronic Execution of Assignments and Certain Other Documents	116
11.19 USA PATRIOT Act	117
11.20 Time of the Essence	117
11.21 ENTIRE AGREEMENT	117
11.22 Reallocation of Outstanding Loans under Existing Credit Agreement	117

SIGNATURES	S-1

SCHEDULES

2.01 Revolving Credit Commitments and Applicable Percentages
5.03 Governmental Authorization; Other Consents
5.06 Litigation
5.07 No Default
5.09 Environmental Matters
5.12 ERISA Matters
5.16 Compliance with Laws
11.02 Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A Revolving Credit Loan Notice
B Swing Line Loan Notice
C Revolving Credit Note
D Swing Line Note
E Compliance Certificate
F-1 Assignment and Assumption
F-2 Administrative Questionnaire

ANNEXES
1 GO Bond 2009 Indenture with form of GO Bond 2009
2 GO Bond 2010 Indenture with form of GO Bond 2010

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of August 19, 2011, among PAA NATURAL GAS STORAGE, L.P., a Delaware limited partnership (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), DNB NOR BANK ASA, JPMORGAN CHASE BANK, N.A., SUNTRUST BANK, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
     The Borrower has requested that certain Lenders provide two $100,000,000 term loan facilities pursuant to the purchase by such Lenders from the Borrower of Outstanding GO Bonds (as defined herein) of the GO Bond Issuer (as defined herein), and that certain Lenders provide a revolving credit facility, and the Lenders are willing to do so, in each case, on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquired Indebtedness” means, as to any Person, Indebtedness of any other Person existing at the time such other Person is merged with or becomes a Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person becomes a Subsidiary), in each case, existing at the time of such acquisition and not incurred in contemplation of such acquisition.
     “Acquisition Period” means the period beginning, at the election of the Borrower, with the funding date of the purchase price for a Specified Acquisition and ending on the earliest of (a) the third following fiscal quarter end, (b) the Borrower’s receipt of proceeds of a Specified Equity Offering; and (c) the Borrower’s election in writing to terminate such Acquisition Period.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.06.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders pursuant to Section 11.02.
     “Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F-2 or any other form approved by the Administrative Agent.

     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” means this Credit Agreement.
     “Applicable Percentage” means:
     (a) with respect to any GO Bond 2009 Term Lender at any time, the percentage (carried out to the ninth decimal place) of the GO Bond 2009 Term Facility represented by (i) on the Closing Date, the percentage set forth opposite the name of such Lender in Schedule 2.01, under the caption “GO Bond 2009 Term Percentage” and (ii) thereafter, the principal amount of such outstanding GO Bonds 2009 then held by such Lender divided by all outstanding GO Bonds 2009;
     (b) with respect to any GO Bond 2010 Term Lender at any time, the percentage (carried out to the ninth decimal place) of the GO Bond 2010 Term Facility represented by (i) on the Closing Date, the percentage set forth opposite the name of such Lender in Schedule 2.01, under the caption “GO Bond 2010 Term Percentage” and (ii) thereafter, the principal amount of such outstanding GO Bonds 2010 then held by such Lender divided by all outstanding GO Bonds 2010; and
     (c) with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.16. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Facility has expired, then the Applicable Percentage of each Revolving Credit Lender shall be determined based on the Applicable Percentage of such Revolving Credit Lender most recently in effect, giving effect to any subsequent assignments.
The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

		Applicable Rate
		Revolving Credit Facility
			Eurodollar
			Rate Loans
			and		GO Bonds
Pricing	Consolidated	Commitment	Letters of	Base Rate	Term
Level	Leverage Ratio	Fee	Credit	Loans	Facilities
1	<2.50:1	0.175%	1.375%	0.375%	1.375%
2	>2.50:1 but <3.50:1	0.200%	1.625%	0.625%	1.625%
3	>3.50:1 but <4.50:1	0.250%	1.875%	0.875%	1.875%
4	>4.50:1	0.300%	2.375%	1.375%	2.375%
     Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. Subject to the foregoing, the Applicable Rate in effect from the Closing Date through the first date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) shall be determined based upon the Consolidated Leverage Ratio set forth in the certificate to be delivered on the Closing Date pursuant to Section 4.01(a)(vii).
     Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
     “Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage.
     “Appropriate Lender” means, at any time, (a) with respect to the GO Bond 2009 Term Facility or the GO Bond 2010 Term Facility, the holders of the outstanding GO Bonds 2009 or GO Bonds 2010, respectively, (b) with respect to the Revolving Credit Facility, a Lender that has a Revolving Credit Commitment and (c) with respect to outstanding Swing Line Loans, the Swing Line Lender.
     “Approved Fund” means any Fund that is solely administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” means each of Merrill Lynch, DnB NOR Markets, Inc., J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, a Division of SunTrust Capital Markets, Inc., and Wells Fargo Securities, LLC, in its capacity as co-lead arranger and joint book manager.

     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds solely managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F-1 or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower (or its predecessor) and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations and cash flows for such fiscal year and partners’ capital of the Borrower (or its predecessor) and its Subsidiaries, including the notes thereto.
     “Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
     “Bank of America” means Bank of America, N.A.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate in effect on such day as determined pursuant to clause (b) of the definition thereof plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Revolving Credit Loan” means a Revolving Credit Loan that is a Base Rate Loan.
     “Base Rate Loan” means a Revolving Credit Loan or a Swing Line Loan, in each case, that bears interest based on the Base Rate.

     “Bluewater” means Bluewater Natural Gas Holding, LLC, a Delaware limited liability company.
     “Bluewater Storage Facility” means the natural gas storage facility owned by Bluewater and located in St. Clair County, Michigan, which facility includes certain buildings, equipment, compressors, structures and pipelines located on a substantially depleted reservoir known as the Columbus III Reservoir.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Guaranty” means the Guaranty of the payment of the GO Bond Obligations made by the Borrower under Article X in favor of the Lender Parties.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, the GO Bond 2009 Term Borrowing or the GO Bond 2010 Term Borrowing, as the context may require.
     “Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and the State of Texas and (b) if such day relates to any Eurodollar Rate Loan, means any such day that satisfies clause (a) hereof that is also a London Banking Day.
     “Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP, other than any Operating Lease.
     “Cash and Carry Purchases” means purchases of Petroleum Products for physical storage or in storage or in transit in pipelines which has been hedged by either a NYMEX contract, an OTC contract, an Intercontinental Exchange contract, or a contract for physical delivery.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, payment Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     “Change of Control” means an event or series of events by which PAA or its Affiliates cease to be, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of a majority of the outstanding general partnership interests in the Borrower, or cease to control, directly or indirectly, the election of a majority of the directors of the General Partner.
     “Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit E.
     “Consolidated Assets” means, as of any date of determination, the total assets of the Borrower and its Subsidiaries as set forth on a consolidated balance sheet of the Borrower and its Subsidiaries for their most recently completed fiscal quarter, prepared in accordance with GAAP.
     “Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income for such period: (i) Consolidated Interest Charges and other interest charges and expenses, (ii) the provision for Federal, state, local and foreign income taxes (or franchise taxes, to the extent based upon net income) payable by the Borrower and its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries), (iii) depreciation, depletion and amortization expense, (iv) costs or expenses resulting from distributions or redemptions of the Borrower’s units issued pursuant to the Borrower’s long-term incentive plan, (v) any acquisition-related expenses deducted from Consolidated Net Income and associated with (A) closed acquisitions or (B) any other potential acquisitions that have not been abandoned (minus any acquisition-related expenses covered by clause (B) that relate to (x) potential acquisitions that have since been abandoned or (y) potential acquisitions that have not been consummated within one year following the date such expense was incurred (except that if the potential acquisition is the subject of a pending purchase and sale agreement as of such one-year date, such one-year period of time shall be extended until the first to occur of the termination of such purchase and sale agreement or the first day following the closing of the acquisition contemplated by such purchase and sale agreement), and (vi) other non-recurring expenses of the Borrower and its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) and (ii) all non-

cash items increasing Consolidated Net Income; provided, that, only for purposes of determining compliance with the financial covenants set forth in Section 7.09, if, since the beginning of the period ending on the date for which Consolidated EBITDA is determined, any Restricted Person shall have made any asset disposition or acquisition, shall have consolidated or merged with or into any Person (other than another Restricted Person), or shall have made any disposition or acquisition of a Restricted Person or of any partial ownership interest in any other Person, Consolidated EBITDA shall be calculated giving pro forma effect thereto as if the disposition, acquisition, consolidation or merger had occurred on the first day of such period, and such calculation shall be determined in good faith by a financial officer of the Borrower (and the Borrower will provide to the Administrative Agent such supporting information as Administrative Agent may reasonably request), without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA, except cost reductions specifically identified at the time of disposition, acquisition, consolidation or merger that are attributable to personnel reductions, non-recurring maintenance and environmental costs and allocated corporate overhead; provided, further, Consolidated EBITDA may, as provided in Section 7.09(b), include Material Project EBITDA Adjustments and New Cavern EBITDA Adjustments.
     “Consolidated Funded Indebtedness” means, as of any date of determination, the sum of (without duplication): (i) the outstanding principal amount of all Indebtedness which is classified as “long-term indebtedness” on a consolidated balance sheet of the Borrower and its Subsidiaries on a consolidated basis (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) prepared as of such date in accordance with GAAP (subject to year-end audit adjustments with respect to non-year end periods) and any current maturities and other principal amount in respect of such Indebtedness due within one year but which was classified as “long-term indebtedness” at the creation thereof; (ii) the outstanding principal amount of Indebtedness for borrowed money of the Borrower and its Subsidiaries on a consolidated basis (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) outstanding under a revolving credit, term or similar agreement (and renewals and extensions thereof); and (iii) the outstanding principal amount of Indebtedness in respect of Capital Leases of the Borrower and its Subsidiaries on a consolidated basis (excluding, for the avoidance of doubt, Unrestricted Subsidiaries); provided, however, Consolidated Funded Indebtedness shall not, if otherwise applicable, include (x) Indebtedness in respect of letters of credit, (y) Indebtedness incurred to finance Cash and Carry Purchases or (z) margin deposits.
     “Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis (excluding, for the avoidance of doubt, Unrestricted Subsidiaries), the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) with respect to such period under Capital Leases that is treated as interest in accordance with GAAP; provided, however, the calculation of Consolidated Interest Charges shall not include any interest, premium payments, debt discount, fees, charges, related expenses and rent expense that are capitalized in accordance with GAAP.

     “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Charges for such period.
     “Consolidated Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the trailing four quarter period ending on such date, as Consolidated EBITDA may be adjusted pursuant to Section 7.09(b).
     “Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis (excluding, for the avoidance of doubt, Unrestricted Subsidiaries), the net income of the Borrower and its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) for that period, including any cash dividends or distributions actually received from any Unrestricted Subsidiaries or other Persons during such period, limiting net income attributed to any non-wholly-owned consolidated Subsidiary to a proportional amount of such Subsidiary’s net income equal to the Borrower’s direct or indirect ownership interest therein. “Consolidated Net Income” shall not include (i) any gain or loss from the sale of assets other than in the ordinary course of business, (ii) any non-cash gains or losses resulting from mark to market activity as a result of the implementation of SFAS 133 or EITF 98-10 or (iii) any extraordinary gains or losses. In addition, “Consolidated Net Income” shall not include the cost or proceeds of purchasing or selling options which are used to hedge future activity, until the period in which such hedged future activity occurs.
     “Consolidated Net Tangible Assets” means, as of any date of determination, the Consolidated Assets of the Borrower and its Subsidiaries, after deducting therefrom: (a) all current liabilities, excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt; and (b) the book value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Subsidiaries for the Borrower’s most recently completed fiscal quarter, prepared in accordance with GAAP.
     “Consolidated Net Worth” means, at any date of determination, the sum of (a) preferred stock (if any), (b) par value of common stock, (c) capital in excess of par value of common stock, (d) partners’ capital or equity and (e) retained earnings, less treasury stock (if any), of such Person, all as determined on a consolidated basis.
     “Consolidated Total Capitalization” means the sum of (a) Consolidated Funded Indebtedness and (b) the Borrower’s Consolidated Net Worth.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means, at any time during a Default Rate Period, (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
     “Default Rate Period” means (a) any period during which an Event of Default, other than pursuant to Section 8.01(a), is continuing, provided that such period shall not begin until notice of the commencement of the Default Rate has been given to the Borrower by the Administrative Agent upon the instruction by the Required Lenders and (b) any period during which any Event of Default pursuant to Sections 8.01(a) is continuing unless the Borrower has been notified otherwise by the Administrative Agent upon the instruction by the Required Lenders.
     “Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to fund any of its funding obligations hereunder in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within two Business Days of the date required to be funded by it hereunder, or has failed to make any payment to the Administrative Agent required under Section 3.01(c)(ii) within the time specified therein, and the Administrative Agent shall have exercised its indemnification right against the Borrower pursuant to the second sentence of Section 3.01(c)(i), (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.
     “Dollar” and “$” mean lawful money of the United States.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, excluding, however, all debt securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests).
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a

Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurodollar Rate” means:
     (a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 12:00 p.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 12:00 p.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and
     (b) for any interest calculation with respect to a Base Rate Loan or a Swing Line Loan based on the Eurodollar Rate on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 12:00 p.m., London time on such date for Dollar deposits being delivered in the London interbank market for a term of seven days (or if a term of seven days is unavailable then a term of one month) commencing that day or (ii) if such published rates are not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
     “Eurodollar Rate Revolving Credit Loan” means a Revolving Credit Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”
     “Eurodollar Rate Loan” means (i) a Eurodollar Rate Revolving Credit Loan, (ii) any GO Bond Term Loan or (iii) a Swing Line Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the

Borrower hereunder, (a) taxes imposed on or measured by its overall net income or net profits (however denominated), and franchise taxes or capital taxes imposed on it (in lieu of or in addition to net income or net profits taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c), or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), and (e) any Taxes under FATCA.
     “Existing Credit Agreement” means that certain Credit Agreement dated April 7, 2010, as amended by First Amendment to Credit Agreement dated March 10, 2011, among the Borrower, Bank of America, as administrative agent, and the lenders named therein.
     “Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement as of the Closing Date.
     “Facility” means the GO Bond 2009 Term Facility, the GO Bond 2010 Term Facility or the Revolving Credit Facility, as the context may require.
     “FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
     “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor versions thereof that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

     “Fee Letters” means each of the letter agreements among the Borrower, the Administrative Agent, and/or the Arrangers and executed in relation to this Agreement and the transactions contemplated thereby.
     “Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than the United States (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall constitute a single jurisdiction.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.
     “Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of the Borrower and its Subsidiaries on a consolidated basis, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Audited Financial Statements.
     “General Partner” means PNGS GP LLC, a Delaware limited liability company, in its capacity as the sole general partner of the Borrower.
     “GO Bond 2009 Indenture” means that certain Indenture of Trust, dated as of September 1 2009, between GO Bond Issuer and GO Bond Trustee, as supplemented by a First Supplemental Indenture of Trust of even date herewith among the GO Bond Issuer, the GO Bond Trustee, the Administrative Agent and the GO Bond 2009 Term Lenders, as purchasers thereunder. A copy of the GO Bond 2009 Indenture as of the Closing Date is attached as Annex 1.
     “GO Bond 2009 Term Borrowing” means the extension of the GO Bond 2009 Term Loans made by each of the GO Bond 2009 Term Lenders pursuant to Section 2.01(a)(i).
     “GO Bond 2009 Term Facility” means, at any time, the aggregate principal amount of the outstanding GO Bonds 2009 at such time, which as of the Closing Date is $100,000,000.

     “GO Bond 2009 Term Lender” means, at any time, any Lender that holds outstanding GO Bonds 2009 at such time.
     “GO Bond 2009 Term Loan” has the meaning specified in Section 2.01(a)(i).
     “GO Bond 2010 Indenture” means that certain Indenture of Trust, dated as of August 1, 2010, between GO Bond Issuer and GO Bond Indenture Trustee, as supplemented by a First Supplemental Indenture of Trust of even date herewith among the GO Bond Issuer, the GO Bond Trustee, the Administrative Agent and the GO Bond 2010 Term Lenders, as purchasers thereunder. A copy of the GO Bond 2010 Indenture as of the Closing Date is attached as Annex 2.
     “GO Bond 2010 Term Borrowing” means the extension of the GO Bond 2010 Term Loans made by each of the GO Bond 2010 Term Lenders pursuant to Section 2.01(a)(ii).
     “GO Bond 2010 Term Facility” means, at any time, the aggregate principal amount of the outstanding GO Bonds 2010 at such time, which as of the Closing Date is $100,000,000.
     “GO Bond 2010 Term Lender” means, at any time, any Lender that holds outstanding GO Bonds 2010 at such time.
     “GO Bond 2010 Term Loan” has the meaning specified in Section 2.01(a)(ii).
     “GO Bond Documents” means a collective reference to (a) the GO Bond Indentures, (b) the GO Bonds, and (c) the GO Bond Loan Agreements.
     “GO Bond Indentures” means the GO Bond 2009 Indenture and the GO Bond 2010 Indenture.
     “GO Bond Indenture Default” means a “Default” as such term is defined in either of the GO Bond Indentures.
     “GO Bond Issuer” means the Mississippi Business Finance Corporation, a public corporation organized and existing under the Constitution and Laws of the State of Mississippi.
     “GO Bond Loan Agreements” means (i) that certain Loan Agreement dated September 1, 2009 between the GO Bond Issuer and SG Resources relating to the GO Bonds 2009, as modified and assumed by the Borrower pursuant to that certain Assignment, Assumption and Release Agreement dated March 2, 2011 (the “Assignment”), among SG Resources, the Borrower and the GO Bond Issuer, and as amended by that certain First Amendment thereto of even date herewith, by the GO Bond Issuer and the Borrower, and approved by the Administrative Agent for and on behalf of the GO Bond 2009 Term Lenders, and (ii) that certain Loan Agreement dated August 1, 2010 between the GO Bond Issuer and SG Resources relating to the GO Bonds 2010, as modified and assumed by the Borrower pursuant to the Assignment, and as amended by that certain First Amendment thereto of even date herewith, by the GO Bond Issuer and the Borrower, and approved by the Administrative Agent for and on behalf of the GO Bond 2010 Term Lenders.

     “GO Bond Mandatory Put Date” means such date that is five years from the Closing Date.
     “GO Bond Obligations” means all debts, liabilities, obligations, covenants and duties of, the GO Bond Issuer to any GO Bond Term Lender or the Administrative Agent arising under any GO Bond Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the GO Bond Issuer or any of its Affiliates of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “GO Bond Put Right” has the meaning specified in Section 2.07(c).
     “GO Bond Term Borrowing” means either a GO Bond 2009 Term Borrowing or a GO Bond 2010 Term Borrowing.
     “GO Bond Term Facilities” means, at any time, the GO Bond 2009 Term Facility and the GO Bond 2010 Term Facility.
     “GO Bond Term Lender” means, at any time, a GO Bond 2009 Term Lender or a GO Bond 2010 Term Lender.
     “GO Bond Term Loan” means a GO Bond 2009 Term Loan or a GO Bond 2010 Term Loan.
     “GO Bond Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee under each of the GO Bond Indentures.
     “GO Bonds 2009” means the GO Bond Issuer’s $100,000,000 in principal amount Mississippi Business Finance Corporation Gulf Opportunity Zone Industrial Development Revenue Bonds (PAA Natural Gas Storage, L.P. Project) Series 2009 (CUSIP: 60528ABG8) issued pursuant to the GO Bond 2009 Indenture. The aggregate outstanding principal amount and face amount of GO Bonds 2009 to be reissued by the GO Bond Issuer to the GO Bond 2009 Term Lenders on the Closing Date is $100,000,000.
     “GO Bonds 2010” means the GO Bond Issuer’s $100,000,000 in principal amount Mississippi Business Finance Corporation Gulf Opportunity Zone Industrial Development Revenue Bonds (PAA Natural Gas Storage, L.P. Project) Series 2010 (CUSIP: 60528ABQ6) issued pursuant to the GO Bond 2010 Indenture. The aggregate outstanding principal amount and face amount of GO Bonds 2010 to be reissued by the GO Bond Issuer to the GO Bond 2010 Term Lenders on the Closing Date is $100,000,000.
     “GO Bonds” means the GO Bonds 2009 and the GO Bonds 2010.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years (and not less than one year after the Maturity Date), which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (a) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower or any other Restricted Person, (b) that have been formed for the purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (c) substantially all the assets of which consist of (i) subordinated debt of the Borrower or another Restricted Person and (ii) payments made from time to time on the subordinated debt.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) its obligations for the repayment of borrowed money,
     (b) its obligations to pay the deferred purchase price of property or services (excluding trade account payables arising in the ordinary course of business), other than contingent purchase price or similar obligations incurred in connection with an acquisition and not yet earned or determinable,
     (c) its obligations evidenced by a bond, debenture, note or similar instrument, other than surety, bid, performance, statutory and other similar bonds and instruments obtained in the ordinary course of business,
     (d) its obligations, as lessee, constituting principal under Capital Leases,
     (e) its direct or contingent reimbursement obligations with respect to the face amount of letters of credit pursuant to the applications or reimbursement agreements therefor,
     (f) its obligations for the repayment of outstanding banker’s acceptances, whether matured or unmatured,
     (g) Synthetic Lease Obligations, or
     (h) its obligations under guaranties of any obligations of any other Person described in the foregoing clauses (a) through (g).

     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 11.04(b).
     “Information” has the meaning specified in Section 11.07.
     “Initial Pro Forma Forecasts” means the pro forma financial projections and forecasts prepared by or at the direction of the Borrower and delivered by the Borrower to the Administrative Agent for the second half of the fiscal year ending December 31, 2011 and for the fiscal years ending December 31, 2012, December 31, 2013, December 31, 2014 and December 31, 2015.
     “Interest Payment Date” means, (a) as to any Eurodollar Rate Revolving Credit Loan, the last day of each Interest Period applicable to such Revolving Credit Loan and the Maturity Date of the Revolving Credit Facility; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Revolving Credit Loan or any Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Revolving Credit Facility; and (c) as to any GO Bond Term Loan, the interest payment date set forth in the GO Bond Indenture governing such GO Bond evidencing such GO Bond Term Loan, which as of the Closing Date is the first Business Day of each calendar month, and the Maturity Date of the applicable GO Bond Term Facility.
     “Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date of such Borrowing or the date such Eurodollar Rate Loan is converted to or continued as a Eurodollar Rate Loan and ending on the date seven days, fourteen days, one month, two months, three months or six months thereafter, as selected by the Borrower in its Revolving Credit Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Revolving Credit Lenders; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

     (iii) no Interest Period shall extend beyond the Maturity Date.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date as required pursuant to Section 2.03(c) or refinanced as a Revolving Credit Borrowing.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means (i) Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (ii) any other Lender appointed as a replacement or additional “L/C Issuer” pursuant to the immediately succeeding sentence. The Administrative Agent may, with the consent of the Borrower and the Lender in question, or the Borrower may, with the consent of the Lender in question and notice to the Administrative Agent, appoint such Lender hereunder as an L/C Issuer in place of or in addition to Bank of America.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including (without duplication) all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
     “Lender Parties” means the Administrative Agent, L/C Issuer and all Lenders.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent in accordance with the terms hereof.
     “Letter of Credit” means any letter of credit issued at the request of the Borrower hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(h).
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means a Credit Extension by a Lender to the Borrower under Article II in the form of a GO Bond Term Loan, a Revolving Credit Loan or a Swing Line Loan.
     “Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, the Fee Letters and any guaranty of the Obligations delivered in connection herewith.
     “Loan Party” means each of (i) the Borrower and (ii) any Subsidiary of the Borrower that, at such time, is obligated under or pursuant to a guaranty of the Obligations.
     “London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment (i) of the rights or remedies of the Administrative Agent or any Lender under any Loan Document or, if the Borrower’s payment obligations under the Borrower Guaranty are adversely affected thereby, any GO Bond Document, determined without regard to any event, circumstance or the like that exists or may exist solely by reason of any actions, operations, activities or status of any Lender or the Administrative Agent, as the case may be; or (ii) of the ability of (A) the Borrower to perform its obligations under any Loan Document to which it is a party or (B) if the Borrower’s payment obligations under the Borrower Guaranty are adversely affected thereby, the GO Bond Issuer to perform its obligations under any GO Bond Document to which it is a party; or (c) a material adverse effect on the legality, validity, binding effect or enforceability against (A) the Borrower of any material terms of any Loan Document or (B) if the Borrower’s payment obligations under the Borrower Guaranty are adversely affected thereby. the GO Bond Issuer of any material terms of any GO Bond Document to which it is a party.
     “Maturity Date” means (a) with respect to the Revolving Credit Facility, such date that is five years from the Closing Date, (b) with respect to the GO Bond 2009 Term Facility, the earlier of (i) the GO Bond Mandatory Put Date and (ii) May 1, 2032, and (c) with respect to the GO Bond 2010 Term Facility, the earlier of (i) the GO Bond Mandatory Put Date and (ii) August 1, 2035; provided, however, that if such date in each such case does not satisfy clause (a) of the definition of “Business Day,” such Maturity Date shall be the next preceding Business Day.
     “Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control at such times and meeting the requirements of such a plan as described in Section 4064 of ERISA.
     “Notes” means, collectively, the Revolving Credit Notes, the Swing Line Note and the GO Bonds.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any of its Affiliates of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Operating Lease” means (i) an operating lease under GAAP, (ii) any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, and (iii) any lease entered into after the date of this Agreement that would have been considered an operating lease under the provisions of GAAP in effect as of December 31, 2010.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (a) with respect to GO Bond Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments, redemptions or repayments of GO Bond Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
     “Outstanding GO Bonds 2009” means the GO Bonds 2009 originally issued by the GO Bond Issuer in the original aggregate face amount of $100,000,000 and owned by the Borrower as of the Closing Date, to be purchased by the GO Bond 2009 Term Lenders from the Borrower as provided in Section 2.01(a)(i).
     “Outstanding GO Bonds 2010” means the GO Bonds 2010 originally issued by the GO Bond Issuer in the original aggregate face amount of $100,000,000 and owned by the Borrower as of the Closing Date, to be purchased by the GO Bond 2010 Term Lenders from the Borrower as provided in Section 2.01(a)(ii).
     “Outstanding GO Bonds” means the Outstanding GO Bonds 2009 and the Outstanding GO Bonds 2010.
     “PAA” means Plains All American Pipeline, L.P., a Delaware limited partnership.
     “Participant” has the meaning specified in Section 11.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Act” means the Pension Protection Act of 2006.

     “Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
     “Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Petroleum Products” means crude oil, condensate, natural gas, natural gas liquids (NGL’s), liquefied petroleum gases (LPG’s), refined petroleum products or any blend thereof.
     “Pine Prairie” means Pine Prairie Energy Center, LLC, a Delaware limited liability company.
     “Pine Prairie Lease” means, collectively, that certain Agreement to Lease With Option to Purchase, dated as of May 1, 2006, and that certain Conveyance and Lease Addendum No. 1, dated as of November 12, 2007, each by and between Industrial Revenue Board No. 1 of the Parish of Louisiana, Inc. and Pine Prairie.
     “Pine Prairie Storage Facility” means the natural gas storage facility owned by Pine Prairie and located in Evangeline Parish, Louisiana, which facility includes certain buildings, equipment, compressors, structures and pipelines located on a salt-dome storage cavern.
     “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
     “Platform” has the meaning specified in Section 6.02.
     “Principal Property” means, whether owned or leased on the date hereof or hereafter acquired:
     (a) any Storage Facility, including all storage caverns and reservoirs, injection, compression and production wells, injection and withdrawal sites and facilities, transportation and gathering pipelines, treating and processing plants and facilities, compressors and compression units, and other facilities, equipment and other assets owned or leased by Borrower and its Subsidiaries employed in the injection, storage, withdrawal, transportation, gathering, terminalling, treating, processing, distribution, transportation and marketing of natural gas, natural gas liquids, crude oil and refined petroleum products;

     (b) all rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous Hydrocarbon leases, and mineral fee interests associated with the foregoing; and
     (c) all volumes of natural gas stored at any Storage Facility required to remain in such Storage Facility (“base gas”) in order to provide necessary pressurization sufficient to extract (i) all third-party natural gas stored therein (“third-party gas”) and (ii) any other volumes of natural gas owned by the Borrower and its Subsidiaries and stored in such Storage Facility (“working gas”). For the avoidance of doubt, “Principal Property” shall not include third-party gas or working gas;
except, in the case of either clause (a) or (b): (i) any such assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles, and (ii) any such asset, plant or terminal (other than the Bluewater Storage Facility, the Pine Prairie Storage Facility or the Southern Pines Storage Facility) which, in the good faith opinion of the Board, is not material in relation to the activities of the Borrower and its Subsidiaries, taken as a whole.
     “Public Lender” has the meaning specified in Section 6.02.
     “Register” has the meaning specified in Section 11.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Revolving Credit Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender in its capacity as a Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the aggregate Revolving Credit Commitments or, if the commitment of each Revolving Credit Lender to make Loans and the obligations of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Revolving Credit Lenders holding in the aggregate more than 50% of the Total Revolving Credit

Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition); provided that the Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
     “Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, or any general partner thereof or any general partner of any such general partner or any sole member thereof, as the case may be, solely for purposes of the delivery of incumbency certificates and other certificates in respect of certain documents to be attached thereto pursuant to Sections 2.14, 4.01 and 4.02, the secretary or any assistant secretary of such Loan Party, or any general partner thereof or any general partner of any such general partner or any sole member thereof, as the case may be, and solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower, or any general partner thereof or any general partner of any such general partner or any sole member thereof, as the case may be, designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party, or any general partner thereof or any general partner of any such general partner or any sole member thereof, as the case may be, shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other equivalent action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash or other property, but excluding dividends or other distributions payable in Equity Interests in the Borrower) with respect to any Equity Interest of the Borrower, or any payment (whether in cash or other property, but excluding dividends or other distributions payable in Equity Interests in the Borrower), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination for value of any Equity Interest of the Borrower, or on account of any return of capital to holders of any Equity Interests of the Borrower.
     “Restricted Person” means any of the Borrower and each Subsidiary of the Borrower, but excluding, for the avoidance of doubt, Unrestricted Subsidiaries. As of the Closing Date, each of Bluewater, Pine Prairie and SG Resources are Restricted Persons.
     “Restriction Exception” means (a) any applicable Law or any instrument governing Indebtedness or Equity Interests, or any applicable Law or any other agreement relating to any property, assets or operations of a Person whose Equity Interests are acquired, in whole or part, by a Restricted Person pursuant to an acquisition (whether by merger, consolidation, amalgamation or otherwise), as such instrument or agreement is in effect at the time of such acquisition (except with respect to Indebtedness incurred in connection with, or in contemplation of, such acquisition), or such applicable Law is then or thereafter in effect (as applicable), which is not applicable to the acquiring Restricted Person, or the property, assets or operations of the acquiring Restricted Person, other than the acquired Person, or the property, assets or operations of such acquired Person or such acquired Person’s Subsidiaries; provided that in the case of

Indebtedness, the incurrence of such Indebtedness is not prohibited hereunder, (b) provisions with respect to the disposition or distribution of assets in joint venture agreements or other similar agreements entered into in the ordinary course of business, (c) (i) a lease, license or similar contract, which restricts in a customary manner the subletting, assignment, encumbrance or transfer of any property or asset that is subject thereto or the assignment, encumbrance or transfer of any such lease, license or other contract, (ii) mortgages, deeds of trust, pledges or other security instruments, the entry into which does not result in a Default, securing Indebtedness of a Restricted Person, which restricts the transfer of the property subject to such mortgages, deeds of trust, pledges or other security instruments, or (iii) customary provisions restricting disposition of, or encumbrances on, real property interests set forth in any reciprocal easements of any Restricted Person, (d) restrictions imposed pursuant to this Agreement and the other Loan Documents, (e) restrictions on the transfer or encumbrance of property or assets which are imposed by the holder of Liens on property or assets of a Restricted Person, provided that neither the incurrence of such Lien nor any related Indebtedness results in a Default, (f) any agreement to, directly or indirectly, sell or otherwise dispose of assets or Equity Interests to any Person pending the closing of such sale, provided that such sale is consummated in compliance with any applicable provisions of this Agreement, (g) net worth provisions in leases and other agreements entered into by any Restricted Person in the ordinary course of business, (h) an agreement governing Indebtedness incurred to refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (d) and (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to such Restricted Person in any material respect as determined by the Board in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (d) and (e); and (i) Hybrid Securities or an indenture, document, agreement or security entered into or issued in connection with a Hybrid Security or otherwise constituting a restriction or condition on the payment of dividends or distributions by an issuer of a Hybrid Security.
     “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Revolving Credit Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
     “Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding does not exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time. The Revolving Credit Facility as of the Closing Date is $250,000,000.

     “Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
     “Revolving Credit Loan” has the meaning specified in Section 2.01(b).
     “Revolving Credit Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Revolving Credit Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Revolving Credit Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “SG Resources” means SG Resources Mississippi, L.L.C., a Delaware limited liability company.
     “Significant Restricted Persons” means the Borrower and, as of each relevant date of determination, each other Subsidiary of the Borrower (other than Unrestricted Subsidiaries) that owns five percent (5%) or more of the Borrower’s Consolidated Net Tangible Assets.
     “Southern Pines Storage Facility” means the natural gas storage facility owned by SG Resources and located in Greene County, Mississippi and extending into Mobile County, Alabama, which facility includes certain buildings, equipment, compressors, structures and pipelines located on a salt-dome storage cavern.
     “Specified Acquisition” means one or more acquisitions of assets or entities or operating lines or divisions or Equity Interests in any rolling 12-month period, excluding any acquisitions included in a prior Specified Acquisition, for an aggregate purchase price of not less than $100,000,000.
     “Specified Equity Offering” means one or more issuances of equity by the Borrower for aggregate net cash proceeds of not less than fifty percent (50%) of the aggregate purchase price of the Specified Acquisition.
     “Storage Facilities” means each of the Bluewater Storage Facility, the Pine Prairie Storage Facility, the Southern Pines Storage Facility and any other gas storage facility from time to time owned by the Borrower and its Subsidiaries.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided, however, that no Unrestricted Subsidiary shall be deemed to be a Subsidiary of any Restricted Person for purposes of any Loan Document except as provided in Section 7.10 hereof. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Supermajority Lenders” means, as of any date of determination, Lenders (or as the context may require, Lenders directly affected thereby) having more than 75% of the sum of (a) Total Outstandings (or, with respect to Lenders directly affected thereby, the aggregate Outstanding Amount of such Lenders) (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender in its capacity as a Revolving Credit Lender for purposes of this definition) and (b) the aggregate unused Revolving Credit Commitments (or, with respect to Lenders directly affected thereby, the aggregate unused Revolving Credit Commitments of such Lenders); provided that the Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

     “Swing Line Loan” has the meaning specified in Section 2.04(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit D.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment); provided, however, to the extent included in the foregoing, Operating Leases entered into in the ordinary course of business are excluded therefrom.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Threshold Amount” means $20,000,000.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
     “Type” means with respect to a Revolving Credit Loan or a Swing Line Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Unrestricted Subsidiary” has the meaning specified in Section 7.10.
     “Working Capital Borrowing” has the meaning specified in Section 2.02(a).
          1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “or” is not exclusive and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, unless expressly so limited, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
          1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
          1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; provided, further, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic reductions in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the amount available to be drawn under such Letter of Credit at such time.
ARTICLE II. THE TERM LOANS, THE REVOLVING CREDIT COMMITMENTS AND CREDIT EXTENSIONS
          2.01 The Loans.
     (a) (i) The GO Bond 2009 Term Borrowing. Subject to the terms and conditions set forth herein, each GO Bond 2009 Term Lender severally agrees to make a single Credit Extension to the Borrower on the Closing Date by purchasing at par in cash from the Borrower Outstanding GO Bonds 2009 in an aggregate face amount not to exceed such GO Bond 2009 Term Lender’s Applicable Percentage, subject to the tender by the Borrower to the GO Bond Trustee of the Outstanding GO Bonds 2009 and the reissue by the GO Bond Issuer of GO Bonds 2009 in the name of each GO Bond 2009 Term Lender in accordance with its Applicable Percentage of the GO Bond 2009 Term Facility (each, a “GO Bond 2009 Term Loan”). The GO Bond 2009 Term Borrowing shall consist of purchases from the Borrower at par of Outstanding GO Bonds 2009 made simultaneously by the GO Bond 2009 Term Lenders in accordance with their respective Applicable Percentage of the GO Bond 2009 Term Facility. Any portion of the Credit Extension made under this Section 2.01(a)(i) that is repaid or prepaid may not be reborrowed.
         (ii) The GO Bond 2010 Term Borrowing. Subject to the terms and conditions set forth herein, each GO Bond 2010 Term Lender severally agrees to make a single Credit

               Extension to the Borrower on the Closing Date by purchasing at par in cash from the Borrower Outstanding GO Bonds 2010 in an aggregate face amount not to exceed such GO Bond 2010 Term Lender’s Applicable Percentage, subject to the tender by the Borrower to the GO Bond Trustee of the Outstanding GO Bonds 2010 and the reissue by the GO Bond Issuer of GO Bonds 2010 in the name of each GO Bond 2010 Term Lender in accordance with its Applicable Percentage of the GO Bond 2010 Term Facility (each, a “GO Bond 2010 Term Loan”). The GO Bond 2010 Term Borrowing shall consist of purchases from the Borrower at par of Outstanding GO Bonds 2010 made simultaneously by the GO Bond 2010 Term Lenders in accordance with their respective Applicable Percentage of the GO Bond 2010 Term Facility. Any portion of the Credit Extension made under this Section 2.01(a)(ii) that is repaid or prepaid may not be reborrowed. The Series 2010 GO Bonds shall be treated as a de minimis tax exempt obligation under Section 265(b)(7) of the Code.
               (iii) The GO Bond Term Loans, the GO Bonds and the GO Bond Indentures. The GO Bond Term Loans shall be deemed to be Eurodollar Rate Loans for all purposes hereunder, and all rights, remedies, duties and obligations of, and among, the Borrower, the GO Bond Term Lenders and the Administrative Agent with respect thereto shall be governed hereby; but the GO Bonds shall be governed in all respects by the GO Bond Indenture pursuant to which such GO Bonds were issued. The Administrative Agent shall have no duties, liabilities or obligations with respect to the GO Bonds or the GO Bond Indentures to any holder of any GO Bond or the GO Bond Trustee, whether under or pursuant to any GO Bond, any GO Bond Indenture or otherwise, except as expressly set forth in and as agreed to by the Administrative Agent in the GO Bond Indentures.
     (b) Revolving Credit Facility. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
          2.02 Borrowings, Conversions and Continuations of Revolving Credit Loans.
     (a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other and each continuation of Eurodollar Rate Revolving Credit Loans shall be made upon the Borrower’s irrevocable (subject to Section 3.03) notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) two Business Days prior to the requested date of any Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Revolving Credit Loans or of any conversion of Eurodollar Rate Revolving Credit Loans to Base Rate Revolving Credit Loans, (ii) on the requested date of any Revolving Credit Borrowing of Base Rate Revolving Credit Loans and (iii) on the Closing Date with respect to the GO Bond Term Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Revolving Credit Loans having an Interest Period other than seven days, fourteen days, one month, two months, three months or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. three Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent (x) shall give prompt notice to the Revolving Credit Lenders of such request and determine whether the requested Interest Period is acceptable to all such Lenders and (y) not later than 12:00 p.m., two Business Days before the requested date of such Borrowing, conversion or continuation, shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Revolving Credit Lenders; provided, further, if any requested Revolving Credit Borrowing or portion thereof is to be utilized exclusively for working capital purposes (such Revolving Credit Borrowing or such portion being called a “Working Capital Borrowing”), the Borrower shall specify in the Revolving Credit Loan Notice that such Revolving Credit Borrowing or such portion is a Working Capital Borrowing. In addition, any repayment of a Loan that is intended as a repayment of all or any part of the outstanding amount of one or more Working Capital Borrowings shall be so identified to the Administrative Agent at the time of such repayment. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Credit Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Revolving Credit Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Revolving Credit Borrowing of or conversion to Base Rate Revolving Credit Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Credit Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Revolving Credit Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Credit Loans to be borrowed, converted or continued, (iv) the Type of Revolving Credit Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Credit Loan in a Revolving Credit Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Revolving Credit Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Revolving Credit Loans in any such Revolving Credit Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

     (b) Following receipt of a Revolving Credit Loan Notice, the Administrative Agent shall promptly notify each Revolving Credit Lender of the amount of its Applicable Revolving Credit Percentage of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Revolving Credit Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. Each Revolving Credit Lender shall make the amount of its Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Revolving Credit Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Revolving Credit Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent, at the Borrower’s election, either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower as set forth in the Revolving Credit Loan Notice; provided, however, that if, immediately prior to delivery by the Borrower of a Revolving Credit Loan Notice with respect to a Revolving Credit Borrowing, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
     (c) Upon the occurrence and during the continuation of an Event of Default, no Revolving Credit Loans may be requested as, converted to or continued as Eurodollar Rate Revolving Credit Loans without the consent of the Required Revolving Lenders.
     (d) The Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Revolving Credit Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of any change in Bank of America’s prime rate used in determining the Base Rate and the effective date thereof promptly following the public announcement of such change.
     (e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect at any one time with respect to Revolving Credit Loans.
       2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, for its use and the use of any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b)

below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower, for its use and the use of any of its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (y) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (z) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (ii) The L/C Issuer shall not issue any Letter of Credit, if:
     (A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or
     (B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.
     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is entitled to be, but is not so, compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it (for which the L/C Issuer is entitled to be, but is not so, reimbursed hereunder);
     (B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally; provided that, upon request of the Borrower, the L/C Issuer shall provide to the Borrower a reasonably detailed description thereof;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;
     (D) the Letter of Credit is to be denominated in a currency other than Dollars;
     (E) any Revolving Credit Lender is at that time a Defaulting Lender, unless either (1) the Borrower has delivered to the Administrative Agent Cash Collateral in an amount equal to such L/C Issuer’s actual Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any other Cash Collateral provided by such Defaulting Lender) with respect to such Defaulting Lender or (2) such L/C Issuer has otherwise entered into arrangements satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Revolving Credit Lender to eliminate such L/C Issuer’s Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to such Defaulting Lender, in either case, arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has Fronting Exposure, as it may elect in its sole discretion; or
     (F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
     (vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) to the extent provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from the Administrative Agent (who hereby agrees to provide contemporaneous notice to the Borrower) or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied, specifying in reasonable detail the relevant condition or conditions not then satisfied, and the basis for such assertion, and such condition or conditions, as applicable, remain unsatisfied on such requested date of issuance or amendment, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.
     (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving written prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon between the Borrower and the L/C Issuer at the time such Letter of Credit is issued. The L/C Issuer of any Auto-Extension Letter of Credit hereby agrees to contemporaneously furnish to the Borrower a copy of any denial of the extension of such Auto-Extension Letter of Credit. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent (who hereby agrees to provide contemporaneous notice to the Borrower) that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent (who hereby agrees to provide contemporaneous notice to the Borrower) or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, specifying in reasonable detail the relevant condition or conditions not then satisfied, and such condition or conditions, as applicable, are unsatisfied on such extension date, and the basis for such assertion, and in each such case directing the L/C Issuer not to permit such extension.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. If the L/C Issuer shall give notice to the Borrower prior to 12:00 p.m. on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (and if the L/C

Issuer shall give notice to the Borrower at or after such time, the Borrower shall reimburse the L/C Issuer by such time on the following Business Day). If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Credit Loan Notice and without giving effect to the Borrower’s failure to so reimburse the L/C Issuer as provided in this Section 2.03(c)(i)). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Revolving Credit Lender shall, upon any notice pursuant to Section 2.03(c)(i) prior to 12:00 p.m., make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent (and, if such notice pursuant to Section 2.03(c)(i) is at or after 12:00 p.m., each such Revolving Credit Lender shall make such funds available not later than 2:00 p.m. on the following Business Day), whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 (other than the delivery of a Revolving Credit Loan Notice and without giving effect to the Borrower’s failure to reimburse the L/C Issuer as provided in Section 2.03(c)(i)) cannot be satisfied or because the L/C Issuer’s notice pursuant to Section 2.03(c)(i) is at or after 12:00 p.m. or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on the second Business Day following the corresponding Honor Date (together with interest) and shall bear interest on the amount thereof from time to time outstanding at the Base Rate in effect from time to time, and if not repaid by 12:00 p.m. on such second succeeding Business Day, shall thereafter bear interest on the amount thereof from time to time outstanding at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C

Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Revolving Credit Loan Notice and without giving effect to the Borrower’s failure to so reimburse the L/C Issuer as provided in this Section 2.03(c)(i)). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the portion thereof equal to such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Unreimbursed Amount shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
     The Borrower shall promptly examine a copy of each Letter of Credit requested by it and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer and the L/C Issuer will correct such claim in conformity with the Borrower’s instructions or as otherwise agreed between the Borrower and the L/C Issuer, subject to the terms hereof. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct, gross negligence or the material breach of any of its obligations hereunder or under any Issuer Document or under any Letter of Credit issued on the Borrower’s behalf or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C

Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, including any such agreement applicable to an Existing Letter of Credit, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
     (h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each commercial or standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender or the Borrower has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Revolving Credit Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Such Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter among the Borrower, the Administrative Agent and Merrill Lynch, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, and (ii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter among the Borrower, the Administrative Agent, and Merrill Lynch, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee with respect to standby Letters of Credit shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect, effective schedules of which will be provided to the Borrower upon its request. Such customary fees and standard costs and charges are due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December and are nonrefundable.
     (j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit is issued or outstanding hereunder is in support of any obligations of a Subsidiary, the Borrower (and not any such Subsidiary) that requested such Letter of Credit shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit requested by it. The Borrower hereby acknowledges that the issuance of Letters of Credit requested by it in support of the obligations of any of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives benefits from the business of such Subsidiary.
       2.04 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Swing Line Loans may be either Base Rate Loans or Eurodollar Rate Loans. Immediately upon the making of a Swing Line Loan to the Borrower, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, (ii) whether such Swing Line Loan is a Base Rate Loan or a Eurodollar Rate Loan (and if a Eurodollar Rate Loan, either (x) the applicable Interest Period thereof or (y) that the daily floating Eurodollar Rate provided in clause (b) of the definition thereof shall apply) and (iii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that it believes in good faith that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, specifying in reasonable detail the relevant condition or conditions not then satisfied and the basis for such assertion, and such condition or conditions, as applicable, remain unsatisfied on such requested date of issuance or amendment, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower, at the Borrower’s election, either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower as set forth in the Swing Line Loan Notice.
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Revolving Credit Loan in an amount equal to such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Credit Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Credit Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Revolving Credit Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such Revolving Credit Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i) or pursuant to a Borrowing requested in accordance with Section 2.02, as the case may be, the request for Base Rate Revolving Credit Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the portion thereof equal to such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
       2.05 Prepayments.
     (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) two Business Days prior to any date of prepayment of Eurodollar Rate Revolving Credit Loans and (B) on the date of prepayment of Base Rate Revolving Credit Loans; (ii) any prepayment of Eurodollar Rate Revolving Credit Loans shall be in a principal amount of $2,500,000 or a whole multiple of $250,000 in excess thereof; and (iii) any prepayment of Base Rate Revolving Credit Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the

Type(s) of Revolving Credit Loans to be prepaid and, if Eurodollar Rate Revolving Credit Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Revolving Credit Lender of its receipt of each such notice, and of the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a securities offering, and the receipt of proceeds thereunder, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such conditions are not satisfied. Subject to Section 2.16, each such prepayment shall be applied to the Revolving Credit Loans of the Revolving Credit Lenders in accordance with their respective Applicable Percentages; provided, the Revolving Credit Lenders hereby agree that the proceeds of any prepayment of any Revolving Credit Loan during the continuance of an Event of Default shall be shared ratably among all Lenders in accordance with Section 2.13. The GO Bond Term Loans may from time to time be voluntarily prepaid in whole or in part, without premium or penalty, pursuant to a voluntary redemption by the GO Bond Issuer of the GO Bonds in whole or in part, or by a mandatory redemption thereof, prior to their maturity, in each case pursuant to the terms of the GO Bond Indentures; provided, the GO Bond Term Lenders hereby agree that the proceeds of any redemption of any GO Bond received by any GO Bond Term Lender during the continuance of an Event of Default shall be shared ratably among all Lenders in accordance with Section 2.13. Any prepayment of a Eurodollar Rate Loan, including any GO Bond Term Loan pursuant to the redemption of any GO Bond in whole or part prior to its maturity, shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
     (b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (c) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility then in effect, the Borrower shall immediately upon demand prepay Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans the Total Revolving Credit Outstandings exceed the Revolving Credit Facility then in effect.
     (d) For an economically meaningful period of time in each fiscal year of the Borrower, as reasonably determined by General Partner, the aggregate outstanding principal balance of all Working Capital Borrowings shall be reduced to a relatively small amount as may be reasonably specified by General Partner.

     2.06 Termination or Reduction of Revolving Credit Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, or from time to time permanently reduce the Revolving Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, and (iv) if, after giving effect to any reduction of the Revolving Credit Facility or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, then the Swing Line Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Revolving Credit Lenders of any such notice of termination or reduction of the Revolving Credit Facility. The amount of any such reduction of the Revolving Credit Facility shall not be applied to the Swing Line Sublimit unless otherwise specified by the Borrower. Any reduction of the Revolving Credit Facility shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.
       2.07 Repayment of Loans. (a) The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of Revolving Credit Loans outstanding on such date.
     (b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.
     (c) The Borrower hereby irrevocably covenants and agrees that (i) on the GO Bond Mandatory Put Date, and (ii) upon the occurrence and during the continuance of an Event of Default, at the request of Required Lenders in conjunction with the simultaneous termination and acceleration of the Revolving Credit Facility as provided in Section 8.02(b), each GO Bond Term Lender shall have the indefeasible right to and each such GO Bond Lender may exercise such right to put to the Borrower, and the Borrower shall repurchase in cash from each such GO Bond Term Lender, all outstanding GO Bonds owned by such GO Bond Term Lender, at par plus accrued and unpaid interest thereon (collectively, the “GO Bond Put Right”), subject to the tender at such time of such GO Bonds to the Borrower by such GO Bond Term Lender and without recourse or warranty, other than each such GO Bond Term Lender’s representation and warranty that such GO Bond Term Lender is the sole owner and holder of such GO Bonds so tendered and has good title thereto and full right, power and authority to transfer such GO Bonds so tendered to the Borrower.
       2.08 Interest. (a) (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Revolving Credit Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Revolving Credit Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Eurodollar Rate Loan that is a Swing

Line Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the daily floating Eurodollar Rate provided for in clause (b) of the definition thereof for such Interest Period plus the Applicable Rate; and (iv) each Base Rate Loan that is a Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. All GO Bond Term Loans shall bear interest in accordance with interest payable on the GO Bonds purchased with respect thereto as provided in such GO Bonds and the GO Bonds Indenture pursuant to which such GO Bonds are issued and governed, which as of the Closing Date generally provide that interest on the outstanding principal amount of (x) the GO Bonds 2009 shall accrue at a rate per annum equal to 75% of the sum of (I) the one-month Eurodollar Rate, redetermined by the Administrative Agent as of the first day of each calendar month, plus (II) the Applicable Rate and (y) the GO Bonds 2010 shall accrue at a rate per annum equal to 67% of the sum of (I) the one-month Eurodollar Rate, redetermined by the Administrative Agent as of the first day of each calendar month, plus (II) the Applicable Rate.
     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) During any Default Rate Period, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder other than the GO Bond Term Loans at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws, and interest on the outstanding principal amount of the GO Bonds shall accrue interest at the Default Rate (as defined in each of the GO Bond Indentures) as provided in the GO Bond Indentures.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
       2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
     (a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its

Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Credit Facility exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times during the Availability Period, including at any time during the Availability Period during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (b) Other Fees. (i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in their respective Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as expressly set forth therein.
     (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon between the Borrower and the Administrative Agent and/or Lenders, as the case may be, in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as expressly agreed to in writing.
       2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (b) If, prior to the delivery of any Compliance Certificate pursuant to Section 6.02(a), as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower pursuant to the most recently delivered Compliance Certificate was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Revolving Credit Facility but shall terminate upon the repayment of all other Obligations hereunder.
       2.11 Evidence of Debt.
     (a) The GO Bond Term Loans shall be evidenced by the GO Bonds purchased by such GO Bond Term Loans, and other Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing on the payment Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or a Swing Line Note, as applicable, which shall evidence such Lender’s Loans in addition to such accounts or records. Any request by a GO Bond Term Lender for a GO Bond evidencing such GO Bond Term Lender’s GO Bond Term Loan shall be made to the GO Bond Issuer pursuant to and as may be governed by the applicable GO Bond Indenture. Each Revolving Credit Lender and Swing Line Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
       2.12 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments to be made on the GO Bonds shall be made at such times and to such Persons as set forth in the applicable GO Bond Indenture and shall be governed thereby for all purposes, but shall be subject to Sections 2.05(a) and 2.13 to the extent applicable.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Revolving Credit Lender prior to the proposed date of any Revolving Credit Borrowing of Eurodollar Rate Loans (or, in the case of any Revolving Credit Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Revolving Credit Borrowing) that such Revolving Credit Lender will not make available to the Administrative Agent such Revolving Credit Lender’s share of such Revolving Credit Borrowing, the Administrative Agent may assume that such Revolving Credit Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Credit Borrowing of Base Rate Loans, that such Revolving Credit Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Revolving Credit Lender has not in fact made its share of the applicable Revolving Credit Borrowing available to the Administrative Agent, then the applicable Revolving Credit Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Revolving Credit Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Revolving Credit Lender shall pay such principal or interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such principal and interest paid by the Borrower for such period. If such Revolving Credit Lender pays its share of the applicable Revolving Credit Borrowing to the Administrative Agent, then the amount so paid (excluding interest and fees as aforesaid) shall constitute such Lender’s Revolving Credit Loan included in such Revolving Credit Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Credit Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the

Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make the GO Bond Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(d) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(d).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
       2.13 Sharing of Payments by Lenders. Subject to Section 11.08 with respect to a Defaulting Lender, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents or GO Bond Obligations due and payable under the GO Bond Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations and GO Bond Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations and GO Bond Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents and GO Bond Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents and GO Bond Obligations due and payable under the GO Bond Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents or GO Bond Obligations owing (but not due and payable) to such Lender under the GO Bond Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations and such GO Bond Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities and GO Bond Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents and GO Bond Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders and GO Bonds held by the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities and GO Bond Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any permitted assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply); and
     (iii) any GO Bond Term Lender, that has not elected to exercise the GO Bond Put Right pursuant to Section 2.07(c) shall not be entitled to share in any payments made with respect to other GO Bonds or the Revolving Credit Facility.
     The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
       2.14 Increase in Revolving Credit Commitments.
     (a) Request for Increase. Provided there exists no Default, upon (i) notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders) and (ii)

substantially contemporaneous notice (with copy thereof to the Administrative Agent) to Eligible Assignees not then Revolving Credit Lenders (each such Eligible Assignee, a “Proposed Revolving Credit Lender”), the Borrower shall have the right promptly to effectuate from time to time and at any time, in accordance with the terms hereof, an increase in the aggregate amount of the then Revolving Credit Facility provided that (y) the aggregate amount of the Revolving Credit Facility as so increased shall not at any time exceed $450,000,000, and (z) each such increase shall be in a minimum amount of $50,000,000. At the time of sending such notices, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender and Proposed Revolving Credit Lender is requested to respond (which shall in no event be less than five Business Days from the date of delivery of such notice to the Revolving Credit Lenders, and which may be extended upon agreement by the Borrower and the Administrative Agent).
     (b) Revolving Credit Lender Elections to Increase. Each Revolving Credit Lender shall promptly notify the Administrative Agent and the Borrower within such time period whether or not it agrees to increase the amount of its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage (as it existed immediately prior to such proposed increase) and the amount of such proposed increase. Each Proposed Revolving Credit Lender shall promptly notify the Administrative Agent and the Borrower within such time period whether or not it agrees to participate in such increased amount of the Revolving Credit Facility, and at what amount it proposes to participate in such increased amount. Any Revolving Credit Lender or Proposed Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment, or participate in the increase in the aggregate amount of the Revolving Credit Facility, as the case may be.
     (c) Effective Date and Allocations. If the aggregate amount of the Revolving Credit Facility is increased in accordance with this Section 2.14, the Administrative Agent and the Borrower shall promptly thereafter determine the effective date thereof (the “Increase Effective Date”) and the final allocation of such increase, and the Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders (including Proposed Revolving Credit Lenders that have agreed to participate in such increase) of the final allocation of such increase and the Increase Effective Date.
     (d) Conditions to Effectiveness of Increase. As conditions precedent to each increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the applicable Increase Effective Date, signed by a Responsible Officer of such Loan Party, (y) certifying and attaching the resolutions adopted by such Loan Party authorizing or consenting to such increase, as the case may be, and (z) in the case of the Borrower, certifying that, immediately before and after giving effect to such increase, (A) the representations and warranties of the Loan Parties contained in Article V of this Agreement and the other Loan Documents are true and correct in all material respects on and as of such applicable Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default or

Event of Default exists, and (ii) each Proposed Revolving Credit Lender that is becoming a Revolving Credit Lender shall (y) be subject to the reasonable approval of the Administrative Agent , the L/C Issuer and the Swing Line Lender, which approvals shall not be unreasonably withheld, delayed or conditioned, and (z) execute and deliver a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Borrower. The Borrower shall prepay any Revolving Credit Loans outstanding on such applicable Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with the Applicable Revolving Credit Percentages resulting from any non-ratable increase in the amount of the Revolving Credit Facility under this Section 2.14 and in effect after giving effect thereto.
     (e) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.
       2.15 Cash Collateral.
     (a) Certain Credit Support Events. Within one Business Day following the written request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that remains outstanding for more than two Business Days, then the Borrower shall deliver (or cause to be delivered) to the Administrative Agent Cash Collateral in an amount equal to such L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, then the Borrower shall deliver (or cause to be delivered) to the Administrative Agent Cash Collateral in an amount equal to the aggregate amount of all such L/C Obligations. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the L/C Issuer or the Swing Line Lender, the Borrower shall deliver (or cause to be delivered) to the Administrative Agent Cash Collateral in an amount equal to the Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
     (b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Revolving Credit Lender, such Revolving Credit Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Revolving Credit Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent reasonably determines that (i) Cash Collateral is subject to any right or claim of any Person (other than a claim of a nature residual to the claim of the Administrative Agent) other than the Administrative Agent as herein provided, or (ii) the total amount of such Cash Collateral is less than the applicable Fronting Exposure (and, following the Letter of Credit Expiration Date, all outstanding L/C Obligations), the Borrower or the relevant Defaulting Lender will, promptly within one Business Day following written demand by the Administrative Agent, remit or provide to the Administrative Agent additional

Cash Collateral (x) not subject to any such right or claim or (y) in an amount sufficient to eliminate such deficiency.
     (c) Application. Notwithstanding anything to the contrary contained in this Agreement, but subject to subsection (d) below, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans and obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), prior to any other application of such property as may be provided for herein.
     (d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure (and, following the Letter of Credit Expiration Date, to secure all outstanding L/C Obligations) shall be released promptly following (i) the elimination of the applicable Fronting Exposure (or, following the Letter of Credit Expiration Date, all secured L/C Obligations) (including by the termination of Defaulting Lender status of the applicable Revolving Credit Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or the expiration of the applicable Letter of Credit, as the case may be, or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may, during the continuance of an Event of Default, be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations, and any such future Fronting Exposure shall be reduced by the amount so held.
       2.16 Defaulting Lenders. (a) (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent not prohibited by applicable Law:
     (i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.
     (ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall, following application by Administrative Agent of any such payment by or on behalf of a Loan Party to the account of such Defaulting Lender with respect to such Obligation paid (and in lieu of being distributed to such Defaulting Lender pursuant to Section 2.12(a) or such other provision of this Agreement applicable with respect to the distribution thereof), be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender (and after giving effect to Section 2.16(a)(iv) and any Cash Collateral then held), to be held as Cash Collateral for Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, or, so long as the amount of the Cash Collateral at such time is equal to the actual Fronting Exposure at such time, to substitute for and release to the Borrower on a dollar-for-dollar basis, Cash Collateral previously provided by the Borrower with respect to the applicable Defaulting Lender (subject to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer or the Swing Line Lender, as applicable, and such substituted amounts otherwise satisfying the requirements to constitute Cash Collateral hereunder); fifth, if so determined by the Administrative Agent and the Borrower, to be held in an interest bearing deposit account and released pro rata in order to (y) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement or (z) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender hereunder or as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to any Loan Party hereunder or as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, with respect to this clause eighth, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all respective non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
     (iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender and (y) shall be limited in its rights to receive Letter of Credit Fees as provided in Section 2.03(h) and, in each case, the Borrower shall not be required to pay to the Administrative Agent for the account of the Defaulting Lender or the Defaulting Lender any such fee, and no such fees shall accrue for the account of the

Defaulting Lender, that otherwise would have been required to have been paid to that Defaulting Lender.
     (iv) Reallocation of Applicable Revolving Credit Percentages to Reduce Fronting Exposure. During any period in which there is a Revolving Credit Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation of each Revolving Credit Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each such non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of any Defaulting Lender; provided, that, (A) each such reallocation shall be given effect only if (x) on the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing, or (y) if a Default or Event of Default occurred and was continuing on such date, on a subsequent Business Day no Default or Event of Default has occurred and is continuing, and (B) the aggregate obligation of each such non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of such non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of such non-Defaulting Lender.
     (b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral and reimbursement of costs and expenses to each Loan Party), that Revolving Credit Lender will, to the extent applicable, purchase that portion of outstanding Revolving Credit Loans of the other Revolving Credit Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Revolving Credit Lenders in accordance with their Applicable Revolving Credit Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Revolving Credit Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Loan Party while that Revolving Credit Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Credit Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Credit Lender’s having been a Defaulting Lender.
     (c) Rights and Remedies against a Defaulting Lender. The Borrower may replace any Defaulting Lender in accordance with Section 11.13. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.16 are in addition to, and cumulative and not in limitation of, all other rights and remedies that each of the Administrative Agent, the L/C Issuers, the Lenders and the Loan Parties may, at any time, have against, or with respect to, such Defaulting Lender.

       ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY
       3.01 Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
     (ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes arising from payments required to be made by it hereunder or from its execution and delivery of, or performance by it of, or otherwise with respect to its obligations under, any Loan Document to which it is a party and imposed thereon under applicable Law to the relevant Governmental Authority in accordance with applicable Laws.
     (c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer (other than a Lender or

L/C Issuer that is an affiliate of the Administrative Agent) for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. However, neither the Administrative Agent, any Lender, nor the L/C Issuer shall be entitled to receive any payment with respect to Indemnified Taxes or Other Taxes that are incurred or accrued more than 180 days prior to the date the Administrative Agent, such Lender, or the L/C Issuer gives notice and demand thereof to the Borrower.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the reasonable fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Revolving Credit Facility and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payments. As soon as reasonably practicable after request by the Borrower or the Administrative Agent, as the case may be, and after any payment of Indemnified Taxes or Other Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
     (e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, (A) to determine (1) whether or not payments made to such Lender hereunder or under any other Loan Document are subject to Taxes or information reporting, (2) if applicable, the required rate of withholding or deduction with respect to such payments, and (3) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or any other Loan Document or (B) to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
     (ii) Without limiting the generality of clause (i) above, if the Borrower is resident for tax purposes in the United States,
     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;
     (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so, or at such times prescribed by applicable Law), whichever of the following is applicable:
     (I) executed originals of Internal Revenue Service Form W-8BEN, or successor applicable form, claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (II) executed originals of Internal Revenue Service Form W-8ECI, or successor applicable form,
     (III) executed originals of Internal Revenue Service Form W-8IMY, or successor applicable form, and all required supporting documentation,
     (IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or successor applicable form, or

     (V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
     (C) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender, L/C Issuer or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, L/C Issuer or Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender, L/C Issuer or Administrative Agent has complied with such Lender’s, L/C Issuer’s or Administrative Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
     (iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction in withholding taxes, (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender, and (C) deliver to the Borrower and the Administrative Agent (1) such other documentation or information prescribed by applicable Law following the occurrence of any event requiring a change in the most recent documentation previously delivered pursuant to this subsection (e) so as to maintain compliance with such Lender’s obligations thereunder, and (2) prior to the date on which any documentation delivered pursuant to this subsection (e) expires or becomes obsolete, such documentation as may be necessary to maintain compliance with such Lender’s obligations thereunder.
     (f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     (g) GO Bond Term Loans. Notwithstanding anything to the contrary in this Section 3.01, in the event of any conflict between this Section 3.01 and the GO Bond Documents with respect to the obligations of the Borrower with respect to the payment or indemnification of Taxes, Other Taxes and Indemnified Taxes and other matters which are the subject of this Section 3.01, the applicable terms and conditions of the GO Bond Documents shall control.
       3.02 Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate (including for all purposes under this Section 3.02, as applicable, GO Bond Term Loans), or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Revolving Credit Loans to Eurodollar Rate Revolving Credit Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
       3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan (including, for all purposes under this Section 3.03, GO Bond Term Loans) or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Revolving Credit Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Revolving Credit Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans (i) in respect to the applicable amount and Interest Period referred to in the preceding clause (a), or (ii) in the circumstances referred to in the preceding clauses (b) and (c), shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Revolving Credit Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Credit Borrowing of Base Rate Loans in the amount specified therein.
       3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or L/C Issuer;
     (ii) subject any Lender or L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan (including, for all purposes under this Section 3.04, GO Bond Term Loans) made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer); or

     (iii) impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Eurodollar Rate Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount), in each case, by an amount deemed in good faith by such Lender or L/C Issuer to be material, then, within five Business Days after written demand therefor by such Lender or L/C Issuer, the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by L/C Issuer, by an amount deemed in good faith by such Lender or L/C Issuer to be material based on that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time within five Business Days after written demand therefore, the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company, if any, for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Upon request by the Borrower, a Lender or L/C Issuer, as the case may be, shall also provide a certificate that such Lender or L/C Issuer is generally requesting such compensation from its other borrowers.
     (d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
       3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan (other than a Base Rate Loan or a GO Bond Term Loan) on a day other than the last day of the Interest Period for such Loan or, with respect to any GO Bond Term Loan, on a day other than the first Business Day following the last day of a calendar month (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to (i) prepay, borrow, continue or convert any Loan (other than a Base Rate Loan or a GO Bond Term Loan) on the date or in the amount notified by the Borrower, or (ii) prepay or redeem any GO Bond Term Loan, whether pursuant to the redemption of a GO Bond or otherwise, on the date or in the amount notified by the Borrower; or
     (c) any permitted assignment of a Eurodollar Rate Loan (including a GO Bond Term Loan) on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
excluding any loss of anticipated profits but including any loss (other than loss of anticipated profits) or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
A certificate of such Lender setting forth the amount of any such loss, cost or expense, including reasonably detailed calculations thereof, shall be delivered to the Borrower and the Administrative Agent and be conclusive absent manifest error. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Revolving Credit Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Revolving Credit Loan was in fact so funded.
       3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
     (b) Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, or gives a notice pursuant to Section 3.02 and does not subsequently designate a different Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates as provided above, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of (A) the Required Lenders, and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, or (B) all Lenders (or all Lenders directly affected thereby), and such election, consent, amendment, waiver or other modification is otherwise consented to by the Supermajority Lenders, then in each case, the Borrower may replace such Lender in accordance with Section 11.13; provided, notwithstanding anything in this Section 3.06 to the contrary, the Borrower shall not be able to require any GO Bond Term Lender to assign or delegate any of its obligations with respect to any GO Bond Term Loan.
       3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Revolving Credit Facility, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
     ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
       4.01 Conditions Precedent to Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

     (a) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, if applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date, and in the case of financial statements, the date or period of such financial statements) and each in form and substance reasonably satisfactory to the Administrative Agent:
     (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
     (ii) if so requested within three Business Days of the Closing Date, a Swing Line Note executed by the Borrower in favor of the Swing Line Lender, and a Revolving Credit Note executed by the Borrower in favor of each requesting Lender;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;
     (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Borrower and General Partner is duly organized or formed, and that the Borrower is validly existing and in good standing in its jurisdiction of organization, issued by the appropriate authorities of such jurisdiction;
     (v) favorable opinions of Richard K. McGee, Esq., Vice President-Legal of the General Partner, and Fulbright & Jaworski L.L.P., special Texas and New York counsel for the Borrower, addressed to the Administrative Agent and each Lender;
     (vi) the Audited Financial Statements and the Initial Pro Forma Forecasts;
     (vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Section 4.02(a) and (b) have been satisfied, (B) the Initial Pro Forma Forecasts were prepared in good faith upon assumptions deemed reasonable by the Borrower at the time made, (C) that there has been no event or circumstance since the date of the most recent Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (D) that to the best of the Borrower’s knowledge after due inquiry, as of the Closing Date no GO Bond Indenture Default has occurred and is continuing, (E) calculation of the Consolidated Leverage Ratio as of the Closing Date, and (F) the Borrower’s true and correct U.S. taxpayer identification number;
     (viii) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated;
     (ix) executed counterparts of each GO Bond Indenture, and copies of each other GO Bond Document and any other agreements, certificates, documents, instruments or writings delivered on the Closing Date in connection therewith, including a certificate of the GO Bond Issuer that no GO Bond Indenture Default has occurred and is continuing and favorable opinions of Phelps Dunbar, bond counsel for the GO Bond Issuer, addressed to the Indenture Trustee, the GO Bond Issuer, the Administrative Agent and the Borrower with respect to the GO Bonds and the GO Bond Indentures (providing for reliance thereon by, or with reliance letters addressed to, the GO Bond Term Lenders with respect thereto), including (i) an opinion that interest on the GO Bonds is excludable from gross income for federal tax purposes the GO Bond Indentures) will have no adverse affect on the tax-exempt status of the GO Bonds, and (ii) with respect to the GO Bonds 2010, an opinion that the GO Bonds 2010 are eligible for the de minimis exception under Section 265(b)(7) of the Code; and
     (x) such other assurances, certificates, documents, consents or opinions as the Administrative Agent may reasonably require.
     (b) In connection with the sale of the Outstanding GO Bonds by the Borrower to the GO Bond Term Lenders pursuant to Section 2.01(a), the Borrower shall have delivered to the GO Bond Trustee the Outstanding GO Bonds, and the GO Bond Issuer shall pursuant to the terms of the GO Bond Indentures have reissued the GO Bonds thereunder in the name of each of GO Bond Term Lenders in accordance with their Applicable Percentages, such new GO Bonds shall have been authenticated by the GO Bond Trustee and delivered to the Go Bond Term Lenders, and all conditions set forth in the GO Bond Documents with respect thereto shall have been satisfied in all respects;
     (c) All consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party shall have been obtained and shall be in full force and effect.
     (d) There shall not have occurred during the period from the date of the most recent Audited Financial Statements through and including the Closing Date any event or condition that has had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be no actions, suits, investigations, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
     (e) Any fees, including any arrangement fees, agency fees and upfront fees, and any expenses of the Arrangers and Administrative Agent, in each case, as agreed in writing by the Borrower, required to be paid on or before the Closing Date shall have been paid.
     (f) The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date.
     Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto and the Administrative Agent hereby agrees to promptly provide the Borrower with a copy of any such notice received by the Administrative Agent.
       4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Credit Loan Notice requesting only a conversion of Revolving Credit Loans to the other Type, or a continuation of Eurodollar Rate Revolving Credit Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
     (b) No Default shall have occurred and be continuing, or would immediately result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
ARTICLE V. REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders that:
       5.01 Existence, Qualification and Power. Each Significant Restricted Person (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or equivalent power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
       5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate (i) the terms of such Person’s Organization Documents, (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) any provision of Law applicable to it, (b) result in the acceleration of any Indebtedness owed by it, (c) result in any breach of, or a default under, any material Contractual Obligation to which such Person is a party or to which its properties are bound or (d) result in the creation of any consensual Lien upon any of its material assets except as expressly contemplated in, or permitted by, the Loan Documents.
       5.03 Governmental Authorization; Other Consents. Except as expressly contemplated in or permitted by the Loan Documents, disclosed in Schedule 5.03 or disclosed pursuant to Section 6.03, no approval, consent, exemption or authorization of, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is required to be made or obtained by any Restricted Person a party thereto pursuant to the provisions of any material Law applicable to it as a condition to its execution, delivery or performance of this Agreement or any other Loan Document.
       5.04 Binding Effect. This Agreement has been, and each other Loan Document to which a Loan Party is a party, when delivered hereunder, will have been, duly executed and delivered by such Loan Party. This Agreement constitutes, and each other such Loan Document when so executed and delivered will constitute, a legal, valid and binding obligation of the Loan Party a party hereto or thereto, as the case may be, enforceable against such Loan Party that is party hereto or thereto in accordance with its terms, except, in each case (a) as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (b) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy.
       5.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower (or its predecessor, as the case may be) and its Subsidiaries on a consolidated basis as of the respective dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
     (b) The unaudited consolidated balance sheets of the Borrower and its Subsidiaries most recently delivered pursuant to Section 6.01(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
     (c) As of the Closing Date, for the period from December 31, 2010 through the Closing Date, there exists no event or circumstance with respect to the Borrower and its Subsidiaries taken as a whole, either individually or in the aggregate, that has then resulted in, or could then reasonably be expected to have, a Material Adverse Effect.

       5.06 Litigation. Except as disclosed in the Audited Financial Statements, in Schedule 5.06 or pursuant to Section 6.03, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
       5.07 No Default. Except as disclosed in the Audited Financial Statements, in Schedule 5.07 or pursuant to Section 6.03, neither the Borrower nor its Subsidiaries nor any other Loan Party is in default of its express and existing obligations under any Contractual Obligation to which it is a party that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing, except as has been waived in accordance with this Agreement, or as of the Closing Date, would result upon the consummation of the transactions contemplated by this Agreement or any other Loan Document.
       5.08 Ownership of Property; Liens. The Borrower and its Subsidiaries have good and defensible title to all of their respective material property necessary or used in the ordinary conduct of its business, free and clear of any (a) impediments in such use of such property except for such impediments that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) Liens, other than Liens permitted by Section 7.01.
       5.09 Environmental Compliance. Except as disclosed in Schedule 5.09 or pursuant to Section 6.03, the Borrower and its Subsidiaries conduct their businesses in material compliance with applicable Environmental Laws and in the ordinary course of business, review claims received by, and made against, them which overtly allege liability or responsibility on any of them for violation by any of them of any material Environmental Law on their respective businesses, operations and material properties, which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
       5.10 Insurance. The properties of the Significant Restricted Persons are insured in compliance with the provisions of Section 6.07.
       5.11 Taxes. Except as disclosed in accordance with Section 6.03, all Significant Restricted Persons have complied with and are in compliance with Section 6.04. As of the Closing Date, neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement, other than with PAA or one or more of its Affiliates.
       5.12 ERISA Compliance.
     (a) Except as disclosed in the Audited Financial Statements, in Schedule 5.12 or pursuant to Section 6.03, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Federal or state laws, to the extent that any non-compliance therewith could reasonably be expected to result in a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter has been submitted to the IRS. To the knowledge of the Borrower, nothing has occurred with respect to the Borrower or any ERISA Affiliate that would prevent or cause the loss of such tax-qualified status.
     (b) Except as disclosed in the Audited Financial Statements, in Schedule 5.12 or pursuant to Section 6.03, there are no pending or, to the knowledge of the Borrower, overtly threatened in writing, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Audited Financial Statements, in Schedule 5.12 or pursuant to Section 6.03, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or, actually known to the Borrower, could reasonably be expected to result in a Material Adverse Effect.
     (c) Except as disclosed in the Audited Financial Statements, in Schedule 5.12 or pursuant to Section 6.03, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate has actual knowledge of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, (ii) the Borrower and each ERISA Affiliate has met, in all material respects, all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher, and neither the Borrower nor any ERISA Affiliate has actual knowledge of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date, (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums or obligations of immaterial amounts, and there are no premium payments which have become due that are delinquent or are being contested in good faith, (v) neither the Borrower nor any ERISA Affiliate has, to its actual knowledge, engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, and (vi) to Borrower’s actual knowledge, no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, in each case with respect to each of the foregoing clauses (i) through (vi) of this Section 5.12(c), except as disclosed in the Audited Financial Statements, in Schedule 5.12 or pursuant to Section 6.03.
       5.13 Significant Restricted Persons. As of the Closing Date, the Borrower has no Subsidiaries that are Significant Restricted Persons other than Bluewater, Pine Prairie and SG Resources.
       5.14 Margin Regulations; Investment Company Act.
     (a) The Borrower is not engaged and will not engage, principally, or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

     (b) Neither the Borrower nor any other Loan Party is regulated under the Investment Company Act of 1940.
       5.15 Disclosure. There is no fact known to any Restricted Person that has not been disclosed to the Administrative Agent and the Lenders in writing which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement (including those delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished, when so modified or supplemented)) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading as of the date made or deemed made (or if such information expressly relates or refers to an earlier date, as of such earlier date); provided that, with respect to projected and forecast financial information, the Borrower represents only that such projections and forecasts were prepared in good faith based upon assumptions deemed reasonable by it at the time.
       5.16 Compliance with Laws. Except as set forth in Schedule 5.16 or in accordance with Section 6.03, each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith, and if necessary, by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
       5.17 Sale of GO Bonds. In order to induce the GO Bond Term Lenders to purchase the Outstanding GO Bonds from the Borrower, as of the Closing Date (a) the Borrower is the sole owner and holder of the Outstanding GO Bonds and has good title thereto and full right, power and authority to transfer to the GO Bond Term Lenders all of the Outstanding GO Bonds being purchased thereby on the Closing Date, free of any lawful claim thereto by any Person, (b) to the best of the Borrower’s knowledge after due inquiry, there are no offsets, defenses or counterclaims against the enforcement of the Outstanding GO Bonds or the rights of any holders of the Outstanding GO Bonds under the GO Bond Indentures, whether such Outstanding GO Bonds are held by the Borrower or the GO Bond Term Lenders, and no GO Bond Indenture Default has occurred and is continuing, (c) the outstanding principal balance under the Outstanding GO Bonds 2009 is $100,000,000, and the outstanding principal balance under the Outstanding GO Bonds 2010 is $100,000,000, (d) no approval, consent, exemption or authorization of, or other action by, or notice to, or filing with, any Governmental Authority, the GO Bond Issuer, the GO Bond Trustee or any other Person is required to be made or obtained by the Borrower pursuant to the provisions of any GO Bond Document or any material Law applicable to it as a condition to the sale of the Outstanding GO Bonds by the Borrower to the GO Bond Term Lenders, (e) no release or subordination relating to the Outstanding GO Bonds has occurred since the date of original issuance during the period that the Borrower has owned the GO Bonds and (f) there have been no amendments or modifications to the GO Bond Indentures, the Outstanding GO Bonds or any other GO Bond Document, and there have been no waivers with respect to any of the GO Bond Documents or any rights, titles or interests of the Borrower thereunder during the period that the Borrower owned the GO Bonds.
ARTICLE VI. AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or (unless a collateral arrangement satisfactory to the L/C Issuer has been entered into) any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03, and except in the case of the covenants set forth in Sections 6.04, 6.05, 6.06, 6.07, and 6.08, which shall be limited to Significant Restricted Persons) cause each Subsidiary to:
       6.01 Financial Statements. Deliver to the Administrative Agent the following statements and reports, at the Borrower’s expense:
     (a) promptly upon the filing thereof, and in any event within ninety (90) days after the end of each fiscal year, a copy of the Borrower’s Form 10-K, which report shall include the Borrower’s complete consolidated financial statements together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an opinion, without material qualification, based on an audit using generally accepted auditing standards, by PricewaterhouseCoopers LLP, or other independent certified public accountants selected by General Partner, stating that such consolidated financial statements have been so prepared, and these financial statements shall contain a consolidated balance sheet as of the end of such fiscal year and consolidated statements of earnings for such fiscal year, and such consolidated financial statements shall set forth in comparative form the corresponding figures for the preceding fiscal year; and
     (b) promptly upon the filing thereof, and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the Borrower’s Form 10-Q, which report shall include the Borrower’s unaudited consolidated balance sheet as of the end of such fiscal quarter and consolidated statements of the Borrower’s earnings and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter. As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
       6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender (except as otherwise provided in subsection (c) below), in form and detail reasonably satisfactory to the Administrative Agent:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief financial officer, principal accounting officer or treasurer of General Partner (i) stating that such Consolidated financial statements are accurate and complete in all material respects (subject to normal year-end adjustments), (ii) stating that such Person has reviewed the Loan Documents, (iii) containing calculations showing compliance (or non compliance) at the end of such fiscal quarter with the requirements of Section 7.09, (iv) stating that, to the best of such Person’s knowledge, no Default exists at the end of such fiscal quarter or at the time of such certificate or specifying the nature and period of existence of any such Default, and (v) identifying any Subsidiary designated as an Unrestricted Subsidiary since the date of the most-recently delivered prior certificate under this Section 6.02(a) (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
     (b) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the unit holders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower filed with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and
     (c) promptly, to the Administrative Agent, upon written request, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, in each case which are reasonably requested by the Administrative Agent or any Lender and not subject to confidentiality restrictions or attorney-client privilege.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02, (ii) on which such documents are delivered to the Administrative Agent for posting to the Platform or (iii) on which such documents are posted on the Borrower’s behalf on any other Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and in either case, the Borrower notifies the Administrative Agent of such posting or link. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent or its authorized Affiliates will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w)

all Borrower Materials that it instructs to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent or its authorized Affiliates, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07), (y) all Borrower Materials so marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) the Administrative Agent or its authorized Affiliates shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
       6.03 Notices. Promptly notify the Administrative Agent and each Lender not later than five Business Days after any executive officer of the Borrower has knowledge:
     (a) of the occurrence of any Default or GO Bond Indenture Default; and
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document or GO Bond Document that have been breached.
       6.04 Payment of Taxes, Etc. (a) Timely file all required tax returns (including any extensions), (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, and (c) maintain appropriate accruals and reserves for all of the foregoing as required by GAAP, except to the extent that (i) it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, diligently conducted and has set aside on its books adequate reserves therefor which are required by GAAP or (ii) such non-filing, non-payment or non-maintenance would not reasonably be expected to result in a Material Adverse Effect.
       6.05 Preservation of Existence, Etc. (a) Preserve and maintain its legal existence and good standing under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except, in each case (i) where the failure so to maintain or preserve (as the case may be) would not reasonably be expected to cause a Material Adverse Effect or (ii) as permitted in Section 7.03 or as a result of statutory conversions.
       6.06 Maintenance of Properties. Maintain all of its material properties and equipment that are necessary in the operation of its business in good working order and condition, ordinary wear and tear and obsoleteness excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

       6.07 Maintenance of Insurance. Maintain, with financially sound and reputable insurance companies, insurance or, at its option, self-insure in such amounts (after giving effect to any self-insurance compatible with the following standards) and against such risks as are customarily insured by other Persons engaged in the same or similar businesses and owning similar properties; provided, however, that notwithstanding the foregoing provisions of this Section 6.07, the Borrower or any Subsidiary may effect workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction through any insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable laws. The insurance coverages and amounts will be reasonably determined by the Borrower, based on coverages carried by prudent owners of similar property, and with respect to each other Significant Restricted Person, may be maintained by the Borrower.
       6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings, if necessary, diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
       6.09 Books and Records. Maintain full and accurate books of record and account in conformity with GAAP consistently applied.
       6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower. Each of the foregoing inspections and examinations shall be made subject to compliance with applicable safety standards and the same conditions applicable to any Restricted Person in respect of property of that Restricted Person on the premises of Persons other than a Restricted Person or an Affiliate of a Restricted Person, and all information, books and records furnished or requested to be made, all information to be investigated or verified, all copies and abstracts of all information, books and records and all discussion conducted with any officer, employee or representative of any Restricted Person, in each case, shall be subject to any applicable attorney-client privilege exceptions which the Borrower or such Restricted Person determines is reasonably necessary and compliance with conditions to disclosures under non-disclosure agreements between any Restricted Person and Persons other than a Restricted Person or an Affiliate of a Restricted Person and the express undertaking of each Person acting at the direction of or on behalf of any Lender Party to be bound by the confidentiality provisions of Section 11.07 of this Agreement.
     6.11 Use of Proceeds. Use the proceeds of the Credit Extensions to refinance Indebtedness under the Existing Credit Agreement, for working capital, capital expenditures, repayment of intercompany debt, acquisitions not in contravention of Section 7.05, and other general corporate purposes not in violation of any Law applicable to it and not resulting in a Default or Event of Default.

ARTICLE VII. NEGATIVE COVENANTS
     So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or (unless a collateral arrangement satisfactory to the L/C Issuer has been entered into) any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary (except in the case of the covenants set forth in Section 7.03 and Section 7.07, which shall be limited to Significant Restricted Persons, and in the case of the covenant in Section 7.04, which shall be limited to the Borrower) to:
       7.01 Liens. Create, incur, assume or permit to exist any Lien upon (I) any of its property or upon the Equity Interests of any Subsidiary to secure Indebtedness, whether now owned or hereafter acquired, owing to PAA or any of its Affiliates, or (II) any of its Principal Property or upon the Equity Interests of any Subsidiary (other than, for the avoidance of doubt, Unrestricted Subsidiaries), whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Loan Document or securing any of the Obligations (which Liens may, if required as a condition to the granting or acceptance thereof, also secure, on a pari-passu basis, any Swap Contracts with Lenders or their Affiliates;
     (b) Liens pursuant to the Pine Prairie Lease and extensions, renewals and replacements thereof;
     (c) Liens for taxes, assessments, charges and levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens (including Liens on property of any Restricted Person in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings, if necessary, diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (e) Liens on cash and Cash Equivalents under or with respect to accounts with brokers or counterparties with respect to hedging contracts consisting of cash, commodities or futures contracts, options, securities, instruments and other like assets securing only hedging contracts;
     (f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA), or to secure letters of credit issued with respect thereto;
     (g) deposits to secure the performance of bids, trade contracts, leases (other than for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (or to secure letters of credit issued in connection therewith);

     (h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (i) inchoate Liens in respect of pending litigation, or Liens securing judgments for the payment of money (or securing letters of credit, appeal or other surety bonds related to such judgments) not constituting an Event of Default under Section 8.01(h);
     (j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower or any Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System or pursuant to the Security Documents, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;
     (k) Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, salt water or other disposal agreements, leases or rental agreements, farm-out and farm-in agreements, exploration and development agreements, and any and all other contracts or agreements covering, arising out, used or useful in connection with or pertaining to the exploration, development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal, or handling of any oil and gas property of any Loan Party;
     (l) Liens in respect of Operating Leases;
     (m) Liens securing Acquired Indebtedness, provided that (i) each such Lien (A) existed at the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such property or asset, (ii) no such Lien shall extend to or cover any property or asset of a Restricted Person other than the property or asset so acquired (or constructed), and any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or part, of the foregoing, and (iii) such Lien shall not secure any additional Indebtedness and obligations;
     (n) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

     (o) rights reserved to or vested by Law in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of any Restricted Person or the use thereof or the rights and interests of any Restricted Person therein, in any manner under any and all Laws;
     (p) rights reserved to the grantors of any properties of any Restricted Person, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith; and
     (q) Liens otherwise not permitted herein which secure obligations in an aggregate principal amount not to exceed at any time outstanding 10% of the Borrower’s Consolidated Net Tangible Assets.
       7.02 Indebtedness. Create, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness of any Restricted Person owing to another Restricted Person;
     (c) Acquired Indebtedness;
     (d) Indebtedness incurred to finance Cash and Carry Purchases;
     (e) Indebtedness under the Pine Prairie Lease and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extensions, renewals and replacements; and
     (f) other Indebtedness not otherwise permitted pursuant to the foregoing clauses (a), (b), (c), (d) and (e) in an aggregate principal amount at any time outstanding not to exceed 10% of the Borrower’s Consolidated Net Tangible Assets.
     7.03 Fundamental Changes; Dispositions. Merge, dissolve, liquidate, consolidate with or into another Person, or sell, transfer, lease, exchange or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or, upon giving pro forma effect thereto, would immediately result therefrom:
     (a) any Significant Restricted Person may merge, consolidate or amalgamate with another Person, provided that (i) if such Significant Restricted Person is the Borrower, the Borrower shall be the acquiring, surviving or continuing entity, and (ii) as to any other Significant Restricted Person, (x) the Borrower or a Significant Restricted Person is the acquiring, surviving or continuing entity (or, with respect to any merger, consolidation or amalgamation involving such Significant Restricted Person, the surviving or continuing entity becomes a Significant Restricted Person in the transaction) or (y) such merger, consolidation or amalgamation is in connection with the sale, transfer, lease exchange or other disposition of all or substantially all of such Significant Restricted Person’s Equity Interest;
     (b) any Significant Restricted Person other than the Borrower may sell, transfer, lease exchange or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise); and
     (c) any Significant Restricted Person other than the Borrower may dissolve or liquidate if such dissolution or liquidation results from dispositions not prohibited by this Agreement.
       7.04 Restricted Payments. Declare or make any Restricted Payment unless no Default or Event of Default has occurred and is continuing or, immediately after giving effect thereto, would result therefrom.
       7.05 Change in Nature of Business. Engage in any material line of business substantially different from (a) any of those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or as otherwise described in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC or (b) the businesses of any of transportation, supply and logistics, and in each case with respect to the foregoing clauses (a) and (b), any business, activities or services reasonably related or incidental thereto, but in no event will enter into Swap Contracts except in the ordinary course of its business, with the intent and for the purpose of mitigating and managing risks and in accordance with the policies described in the Borrower’s most-recently filed Annual Report on Form 10-K, and not for speculative purposes.
       7.06 Transactions with Affiliates. Enter into any material transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on terms that are no less favorable to the Borrower or such Restricted Person as would be obtainable by the Borrower or such Restricted Person at the time in an arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to any of the following transactions: (a) transactions between or among the Borrower and any of its Subsidiaries or between and among any Subsidiaries; (b) any employment, equity award, equity option or equity appreciation agreement or plan entered into by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower or such Subsidiary; (c) transactions effected in accordance with the terms of tax sharing, management services, indemnification, omnibus and other agreements with PAA and its Affiliates; (d) customary compensation, indemnification and other benefits made available to officers, directors or employees of the Borrower, any of its Subsidiaries or the General Partner, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance; and (e) transactions as contemplated by the Borrower’s agreement of limited partnership.
     7.07 Burdensome Agreements. Except as expressly provided for in the Loan Documents, as described in any Schedule hereto or pursuant to a Restriction Exception, the substance of which, in detail reasonably satisfactory to the Administrative Agent, is promptly reported to Administrative Agent, enter into any Contractual Obligation that limits the ability (a)

of any Subsidiary to make Restricted Payments to the Borrower or otherwise to transfer property to the Borrower, (b) of any Subsidiary to redeem Equity Interests held in it by the Borrower, (c) of any Subsidiary to repay loans and other Indebtedness owing by it to the Borrower, (d) of any Subsidiary to guarantee the payment of Indebtedness of the Borrower or (e) of the Borrower or any Subsidiary to create, incur, assume or permit to exist Liens on property of such Person, provided, however, that this clause (e) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness secured by (i) Liens permitted under Section 7.01(m), solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, or (ii) Liens securing Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets, solely to the extent any such Lien relates to the property leased thereunder or financed thereby.
        7.08 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose (within the meaning of Regulation U of the FRB).
       7.09 Financial Covenants.
     (a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00:1.00.
     (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than the ratio set forth below opposite such period, calculated, with respect to Consolidated EBITDA, on a trailing four-quarter basis:

Maximum
Consolidated
Applicable Period	Leverage Ratio
(i) During an Acquisition Period	5.50:1.0
(ii) Other than during an Acquisition Period	5.00:1.0
provided; for purposes of this Section 7.09(b), Consolidated EBITDA may include, at Borrower’s option, any New Cavern EBITDA Adjustments and Material Project EBITDA Adjustments as provided below.
     As used herein, “New Cavern EBITDA Adjustments” means, with respect to each new gas storage cavern at the Pine Prairie Storage Facility or the Southern Pines Storage Facility which achieves commercial operation (the date on which such commercial operation is achieved, the “New Cavern Commercial Operations Date”) after the Closing Date, an amount submitted by the Borrower and approved by Administrative Agent as the projected Consolidated EBITDA attributable to the additional storage capacity attributable to such new gas storage cavern (initially giving pro forma effect as if such New Cavern Commercial Operations Date occurred on the first day of the fiscal quarter in which it occurred, and thereafter such pro forma quarterly adjustments rolling off and being replaced by actual performance on a quarterly basis). New Cavern EBITDA Adjustments shall be based only on (i) projected revenues from firm fixed-fee storage contracts (subject to adjustments for customer creditworthiness) and tariffs relating to such new cavern, less expenses, (ii) the New Cavern Commercial Operations Date with respect to each such new cavern, and (iii) other factors reasonably deemed appropriate by Administrative Agent.
     As used herein, “Material Project EBITDA Adjustments” means, with respect to the construction or expansion of any capital project of the Borrower or any of its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries), the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by Borrower to exceed, or exceeds, $20,000,000 (a “Material Project”):
     (A) prior to the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”) (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project, such amount based only on (i) projected revenues from firm fixed-fee contracts (subject to adjustments for customer creditworthiness) and tariffs relating to such Material Project, less expenses, (ii) projected Commercial Operations Date (to be no more than 18 months from the fiscal quarter in which such Material Project EBITDA Adjustment is initially proposed), and (iii) other factors reasonably deemed appropriate by the Administrative Agent, which may, at Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%;
     (B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project (other than any project for which New Cavern EBITDA Adjustments following the Commercial Operation Date thereof are to be determined in accordance with the foregoing paragraph) and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters; and

     (C) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or New Cavern EBITDA Adjustments).
     In addition, for purposes of this Section 7.09, Hybrid Securities up to an aggregate principal amount of 15% of Consolidated Total Capitalization shall be excluded from Consolidated Funded Indebtedness.
     Deliverables for Material Project EBITDA Adjustments and New Cavern EBITDA Adjustments
     Borrower shall, no later than three Business Days prior to its delivery of a Compliance Certificate for any fiscal quarter for which Borrower desires to include New Cavern EBITDA Adjustments or Material Project EBITDA Adjustments, deliver to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent and certified by a financial officer of the Borrower, written pro forma projections of Consolidated EBITDA attributable to New Cavern EBITDA Adjustments or Material Project EBITDA Adjustments, and such other related information and documentation reasonably requested by and reasonably satisfactory to Administrative Agent in all respects, including with respect to Material Project EBITDA Adjustments, certification as to Material Project completion percentage, expected Commercial Operations Date and no material delays with respect thereto.
       7.10 Unrestricted Subsidiaries. So long as no Default or Event of Default has occurred and is continuing, and immediately after giving effect to such designation on a pro forma basis, no Default or Event of Default would result therefrom, the Borrower or any wholly-owned Subsidiary of the Borrower may designate one or more Subsidiaries as unrestricted Subsidiaries (each such Subsidiary, and each of its Subsidiaries, an “Unrestricted Subsidiary”), which Unrestricted Subsidiaries shall be subject to the following:
     (a) No Unrestricted Subsidiary shall be deemed to be a “Restricted Person” or a “Subsidiary” of the Borrower for purposes of this Agreement or any other Loan Document, and no Unrestricted Subsidiary shall be subject to or included within the scope of any provision herein or in any other Loan Document, including without limitation any representation, warranty, covenant or Event of Default herein or in any other Loan Document, except as set forth in this Section 7.10.
     (b) No Restricted Person shall guarantee or otherwise become liable in respect of any Indebtedness of, grant any Lien on any of its property (other than its Equity Interests in an Unrestricted Subsidiary) to secure any Indebtedness of or other obligation of, or provide any other form of credit support to, any Unrestricted Subsidiary, and no Restricted Person shall enter into any contract or agreement with any Unrestricted Subsidiary, except on terms no less favorable to such Restricted Person, as applicable, than could be obtained in a comparable arm’s length transaction with a non-Affiliate of such Restricted Person; provided, Restricted Persons may guarantee trade accounts payable of Unrestricted Subsidiaries that arise in the ordinary course of business in an amount not to exceed five percent (5%) of the Borrower’s Consolidated Net Tangible Assets.

     (c) Borrowers shall at all times maintain, as between Restricted Persons and Unrestricted Subsidiaries, the separate existence of each Unrestricted Subsidiary.
     (d) Restricted Persons shall notify each Lender Party, not later than five (5) Business Days after any executive officer of Restricted Persons has knowledge of, any claim, including any claim under any Environmental Law, or any notice of potential liability under any Environmental Law, asserted against any Unrestricted Subsidiary or with respect to any Unrestricted Subsidiary’s properties that would reasonably be expected to result in a Material Adverse Effect, stating that such notice is being given pursuant to this Section 7.10.
     Borrower may designate any Unrestricted Subsidiary to become a Restricted Person if a Default or Event of Default is not continuing, such designation would not, immediately after giving effect thereto, result in a Default or an Event of Default, and immediately thereafter such Subsidiary has no outstanding Indebtedness. Immediately thereafter, Borrower shall promptly notify Administrative Agent of such designation and provide to it an officer’s certificate that such designation was made in compliance with this Section 7.10.
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES
       8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. (i) The Borrower or any other Loan Party fails to pay (A) when due and payable, any amount of principal of any Loan or any L/C Obligation, or (B) within three Business Days after the same becomes due and payable, any interest on any Loan or on any L/C Obligation, or any fee due hereunder pursuant to Section 2.09, or (C) within five Business Days after the same becomes due and payable, any other amount payable hereunder or under any other Loan Document, or (ii) the GO Bond Issuer fails to pay, in accordance with the terms of the GO Bond Documents (A) when due and payable, any amount of principal of any GO Bond Obligation, or (B) within three Business Days after the same becomes due and payable, any interest on any GO Bond Obligation, or (C) within five Business Days after the same becomes due and payable, any other GO Bond Obligation.
     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03 or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or comply with any of its obligations under any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document to which it is a party on its part to be performed or complied with and such failure continues for 30 days after notice of such failure is given by the Administrative Agent to the Borrower; or
     (d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document shall be incorrect when made or deemed made in any material respect; or
     (e) Cross-Default. (i) The Borrower or any Restricted Person (A) fails to make any payment when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) of any principal of or interest on any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) in an aggregate principal amount exceeding the Threshold Amount, and such failure continues after the passing of the applicable notice and grace periods, (other than such Indebtedness the validity of which is being contested in good faith, by appropriate proceedings (if necessary) and for which adequate reserves with respect thereto are maintained on the books of such Restricted Person as required by GAAP) or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, beyond the applicable grace, cure, extension, forbearance or similar period, if the effect of which failure or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, (1) the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount (other than amount under such Swap Contract, the validity of which are being contested in good faith, by appropriate proceedings (if necessary) and for which adequate reserves with respect thereto are maintained on the books of such Restricted Person as required by GAAP) and (2) after giving effect to any applicable grace, cure, extension, forbearance or similar period, the effect of such Early Termination Date is to cause such Swap Termination Value to become due and (3) such Swap Termination Value has not been paid when due; or
     (f) Insolvency Proceedings, Etc. Any Loan Party, any other Significant Restricted Person or the General Partner institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) The Borrower or any other Significant Restricted Person becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not stayed, released, vacated or fully bonded within 60 days (or such longer period for which a stay of enforcement is allowed by applicable Law) after its issue or levy; or

     (h) Judgments. There is entered against any Significant Restricted Person a final judgment for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which such insurer has not disputed coverage, or self-insurance reasonably acceptable to the Administrative Agent) at any one time outstanding and prior to the discharge thereof, (i) enforcement proceedings are lawfully commenced by any creditor upon such judgment, or (ii) there is a period of 30 consecutive days after the entry of such judgment during which a discharge, stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount, in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents or GO Bond Documents. (i) Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the payment Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or (ii) any GO Bond Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the payment GO Bond Obligations, ceases to be in full force and effect; or the GO Bond Issuer contests in any manner the validity or enforceability of any GO Bond Document; or the GO Bond Issuer denies that it has any or further liability or obligation under any GO Bond Document to which it is a party, or purports to revoke, terminate or rescind any GO Bond Document; and, in the case of any such occurrence described in this clause (ii), such occurrence has an adverse effect on the Borrower’s obligations under the Borrower Guaranty; or
     (k) Change of Control. There occurs any Change of Control.
       8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated or suspended (as the case may be), whereupon such commitments and obligation shall be terminated or suspended (as the case may be);
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and exercise the GO Bond Put Right as provided in Section 2.07(c)(ii);
     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts that have accrued and are owing as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
       8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.15; and
     Last, the balance, if any, after all of the payment Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other payment Obligations, if any, in the order set forth above.
ARTICLE IX. ADMINISTRATIVE AGENT
       9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, and each of the GO Bond Term Lenders hereby expressly authorizes the Administrative Agent to execute and deliver an approval to the First Amendments of even date herewith to each of the GO Bond Loan Agreements for and behalf of such GO Bond Lender. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than the right to reasonably approve a successor Administrative Agent pursuant to Section 9.06).
       9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
       9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, any other Loan Document or any GO Bond Document or any other agreement, certificate, instrument or document delivered in connection therewith, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, any GO Bond Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
       9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation or Removal of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower, which notice shall set forth the proposed date of resignation, which shall be not less than 30 days after the date of such notice, during which time the Administrative Agent shall continue to act as the Administrative Agent hereunder, unless sooner replaced or removed in accordance with the provisions hereof. In addition, at any time the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent. Upon receipt of any such notice of resignation or issuance of notice of removal, the Required Lenders shall have the right to appoint a successor (subject to the approval of the Borrower, unless an Event of Default has occurred and is continuing, which approval shall not be unreasonably withheld), which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or the Required Lenders issue such notice of removal, then the retiring or removed Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above (subject to the approval of the Borrower, unless an Event of Default has occurred and is continuing, which approval shall not be unreasonably withheld); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired or removed) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
     (b) Any resignation by, or removal of, Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor may succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed L/C Issuer and Swing Line Lender, (b) the retiring or removed L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for or in support of the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
       9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any GO Bond Document or any related agreement or any document furnished hereunder or thereunder.
       9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
       9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with Section 8.03;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04, in each case, in accordance with Section 8.03.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
       9.10 Collateral Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Facilities and payment in full of all payment Obligations and GO Bond Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale not prohibited hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 9.10.
ARTICLE X. CONTINUING GUARANTY
       10.01 Borrower Guaranty. The Borrower hereby absolutely and unconditionally guarantees, as a guaranty of payment and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, payment of any and all of the payment GO Bond

Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, owing to the Lender Parties, and whether arising hereunder or under any other Loan Document or under any GO Bond Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the payment GO Bond Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Borrower, and conclusive absent manifest error for the purpose of establishing the amount of the payment GO Bond Obligations. This Borrower Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the GO Bond Obligations or any instrument or agreement evidencing any GO Bond Obligations , or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the GO Bond Obligations which might otherwise constitute a defense to the obligations of the Borrower under this Borrower Guaranty, and the Borrower hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
       10.02 Rights of Lenders. The Borrower consents and agrees that the Lender Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof, in each case, unless otherwise set forth herein, including in respect of Section 11.01: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the GO Bond Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Borrower Guaranty or any GO Bond Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the GO Bond Obligations. Without limiting the generality of the foregoing, the Borrower consents to the taking of, or failure to take, any action by the Lender Parties which might in any manner or to any extent vary the risks of the Borrower under this Borrower Guaranty or which, but for this provision, might operate as a discharge of the Borrower.
     10.03 Collateral Matters. The Borrower waives (a) any defense arising by reason of any disability or other defense of the GO Bond Issuer or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Lender Party) of the liability of the Borrower; (b) any defense based on any claim that the Borrower’s obligations exceed or are more burdensome than those of the GO Bond Issuer; (c) the benefit of any statute of limitations affecting the Borrower’s liability hereunder; (d) any right to proceed against the GO Bond Issuer, proceed against or exhaust any security for the GO Bond Obligations, or pursue any other remedy in the power of any Lender Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Lender Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Borrower expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the

GO Bond Obligations, and all notices of acceptance of this Borrower Guaranty or of the existence, creation or incurrence of new or additional GO Bond Obligations.
       10.04 Obligations Independent. The obligations of the Borrower hereunder are those of primary obligor, and not merely as surety, and are independent of the GO Bond Obligations and the obligations of any other guarantor, and a separate action may be brought against the Borrower to enforce this Borrower Guaranty whether or not the GO Bond Issuer or any other person or entity is joined as a party.
       10.05 Subrogation. The Borrower shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Borrower Guaranty until all of the GO Bond Obligations and any amounts payable under this Borrower Guaranty have been indefeasibly paid in full and the GO Bond Term Facilities are terminated. If any amounts are paid to the Borrower in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Lender Parties to reduce the amount of the GO Bond Obligations, whether matured or unmatured.
       10.06 Termination; Reinstatement. This Borrower Guaranty is a continuing and irrevocable guaranty of all payment on the GO Bond Obligations now or hereafter existing and shall remain in full force and effect until all payment GO Bond Obligations are indefeasibly paid in full in cash and the GO Bond Term Facilities with respect to the payment GO Bond Obligations are terminated. Notwithstanding the foregoing, this Borrower Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the GO Bond Issuer or the Borrower is made, or any of the Lender Parties exercises its right of setoff, in respect of the payment GO Bond Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lender Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender Parties are in possession of or have released this Borrower Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Borrower under this paragraph shall survive termination of this Borrower Guaranty.
       10.07 Subordination. The Borrower agrees that, upon the occurrence and during the continuation of an Event of Default, the payment of all Indebtedness of the GO Bond Issuer owing to the Borrower, whether now existing or hereafter arising, including but not limited to any obligation of the GO Bond Issuer to the Borrower as subrogee of the Lender Parties or resulting from the Borrower’s performance under this Borrower Guaranty, shall be subordinated to the indefeasible payment in full in cash of all payment GO Bond Obligations. Upon the occurrence and during the continuation of an Event of Default, any such obligation or indebtedness of the GO Bond Issuer to the Borrower shall be enforced and performance received by the Borrower as trustee for the Lenders and, upon the written request of the Required Lenders, the proceeds thereof shall be paid over to the Administrative Agent, for the benefit of the Lenders, on account of the payment GO Bond Obligations, to be applied in accordance with

Section 8.03, but without reducing or affecting in any manner the liability of the Borrower under this Borrower Guaranty.
       10.08 Stay of Acceleration. If acceleration of the time for payment of any of the GO Bond Obligations is stayed, in connection with any case commenced by or against the Borrower or the GO Bond Issuer under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Borrower upon demand by the Lender Parties.
       10.09 Condition of the GO Bond Issuer. The Borrower acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the GO Bond Issuer such information concerning the financial condition, business and operations of the GO Bond Issuer and any such other guarantor as the Borrower requires, and that none of the Lender Parties has any duty, and the Borrower is not relying on the Lender Parties at any time, to disclose to the Borrower any information relating to the business, operations or financial condition of the GO Bond Issuer (the Borrower waiving any duty on the part of the Lender Parties to disclose such information and any defense relating to the failure to provide the same).
ARTICLE XI. MISCELLANEOUS
       11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, any other Loan Document or any GO Bond Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender or, without limiting the generality of the foregoing, waive any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Credit Facility without the written consent of the Required Revolving Lenders;
     (b) extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, or amend the definition of “GO Bond Mandatory Put Date”, without the written consent of each Lender directly affected thereby; provided, that any such modification to the GO Bond Documents shall be subject to the receipt of an opinion of bond counsel that such action does not have an adverse effect on the tax-exempt status of the GO Bonds;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the

Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate, except with respect to interest on past-due principal of any Loan, which shall require the written consent of each Lender, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
     (e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change (i) any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definition specified in clause (ii) of this Section 11.01(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders”, “Required GO Bond 2009 Term Lenders” or “Required GO Bond 2010 Term Lenders”, without the written consent of each Lender under the applicable Facility; or
     (g) release the Borrower from the Borrower Guaranty without the written consent of (i) if such Facility is the GO Bond 2009 Term Facility, each GO Bond 2009 Term Lender, and (ii) if such Facility is the GO Bond 2010 Term Facility, each GO Bond 2010 Term Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement, any other Loan Document or any GO Bond Document; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) the Borrower Guaranty may be released upon consents required pursuant to Section 11.01(g) and shall not require the consent of the Required Lenders, and (vi) to the extent that the GO Bond Documents impose any additional voting or approval requirements in addition to this Section 11.01 with respect to amendments, waiver and consents relating to the GO Bonds, no such amendment, waiver or consent shall be effective unless the applicable terms of the GO Bond Documents shall have been complied with. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Revolving Credit Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

       11.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower and its Affiliates), if such questionnaire has been received by the Person sending such notice or communication, or if such questionnaire has not been received by such sending Person, to such address as may be reasonably believed to be correct by such sending Person.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from such Agent Party’s gross negligence, willful misconduct or material breach of any of its obligations under any Loan Document; provided, however, that in no event shall any party hereto, Related Party of any party hereto or Agent Party have any liability to each other party hereto, its Related Parties, any Agent Party or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its Subsidiaries or their respective securities for purposes of United States Federal or state securities laws.

     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including a telephonic GO Bond Term Loan Notice, telephonic Revolving Credit Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, as provided in Section 11.04(b). All telephone notices to and other telephonic communications with the Administrative Agent may be recorded by any person a party thereto, and each of the parties hereto consent to such recording.
       11.03 No Waiver; Cumulative Remedies; Enforcement; Nature of Obligations. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document or in any GO Bond Document, but subject to Section 9.14 of the respective GO Bond Indentures, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them and under the GO Bond Documents against the GO Bond Issuer shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder, under the other Loan Documents and under the GO Bond Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party or the GO Bond Issuer under any Debtor Relief Law or (e) the GO Bond Trustee from performing any action or duty required by applicable Law or usual and customary requirements of a Person serving as a “trustee” with respect to comparable types of debt instruments; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. All Obligations which are incurred by two or more Loan Parties shall be their joint and several obligations and liabilities of such Loan Parties.

       11.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents and the GO Bond Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement, the other Loan Documents and the GO Bond Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, other than expenses of a Defaulting Lender proximately caused by conduct, acts or omissions described in clauses (a), (b) or (c) of the definition of “Defaulting Lender”.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer (each such Person being called an “Indemnitee”) against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Lender Party growing out of, resulting from or in any other way associated with the Loan Documents or GO Bond Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein and the Borrower’s use of Loan proceeds (whether arising in contract or in tort or otherwise and including any violation or noncompliance with any Environmental Laws by any Indemnitee or any other Person or any liabilities or duties of any Indemnitee or any other Person with respect to Hazardous Materials found in or released into the environment). In the case of an investigation, litigation or proceeding to which the indemnity in this Section 11.04 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its equity holders, Affiliates or creditors or an Indemnitee or any third party and whether or not an Indemnitee is otherwise a party thereto.
     (c) THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE, provided only that no Indemnitee shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which (i) is proximately caused by its own (A) individual gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final judgment, or (B) material breach of any of its obligations hereunder, under any other Loan Documents or under any GO Bond Documents, as determined by a court of competent jurisdiction in a final judgment, (ii) arises by reason of a claim (A) by any one or more Indemnitees against any one or more other Indemnitees or (B) by an equity-interest owner of any Indemnitee against any one or more Indemnitees, so long as in either such case, such claim is not proximately caused solely by the breach hereunder, under any other Loan Document or under any GO Bond Document by the Borrower or its Affiliates or (iii) are incurred by an Indemnitee that is a Defaulting Lender, and such liabilities or costs are proximately caused by conduct, acts or omissions described in clauses (a), (b) or (c) of the definition of “Defaulting Lender”. If any Person (including the Borrower or any of its Affiliates) ever alleges gross negligence or willful misconduct pursuant to the preceding clause (i)(A) (but, for the avoidance of doubt, not with respect to an allegation of a material breach pursuant to the preceding clause (i)(B)) by any Indemnitee, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. As used in this section the term “Indemnitee” shall refer not only to each Person designated as a Lender Party in Section 1.01 but also to each director, officer, trustee, agent, attorney, employee, representative and Affiliate of such Persons. So long as no Default has occurred and is continuing and the Borrower is financially solvent, no Indemnitee may settle any claim to be indemnified without the consent of the Borrower, such consent not to be unreasonably withheld; provided that the Borrower may not reasonably withhold consent to any settlement that an Indemnitee proposes, if the Borrower does not have the financial ability to pay all its obligations outstanding and asserted against the Borrower at that time, including the maximum potential claims against the Indemnitee to be indemnified pursuant to this Section 11.04.
     (d) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any applicable Related Party of any of the foregoing, without affecting the Borrower’s payment obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.12(d).
     (e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto or Related Party of any party hereto shall assert, and hereby waives, any claim against each other party hereto and its Related Parties (including, as applicable, each Indemnitee), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, any GO Bond Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the GO Bond Documents or the transactions contemplated hereby or thereby other than as a result of such Indemnitee’s gross negligence, willful misconduct or material breach of any of its obligations under any Loan Document or under any GO Bond Document.
     (f) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor and the Borrower’s receipt of reasonably detailed invoices or statements related thereto.
     (g) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Revolving Credit Facility and the repayment, satisfaction or discharge of all the other Obligations.
       11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
       11.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Notwithstanding anything to the contrary contained in this Section 11.06 or otherwise in this Agreement, assignments, participations and other transfers of GO Bond Term Loans or GO Bonds, or in respect to any other documents, instruments or agreements included in the GO Bond Documents, and rights and obligations thereunder, shall comply in all respects with the applicable terms and conditions of the respective GO Bond Documents and in the event any such term or condition shall conflict with this Section 11.06, such assignment, participation or other transfer shall not be subject to the terms and conditions of this Section 11.06, and in connection with, but not in limitation of, the foregoing, the term “Lender” as used in Sections 11.06(b) — (f) shall in such event exclude any reference to any GO Bond Term Lender and shall be limited to the Revolver Credit Lenders and the term “Loans” as used in Sections 11.06(b) — (f) shall in such event exclude any reference to any GO Bond Term Loan. In furtherance of the foregoing, the parties hereto agree that in such event the Administrative Agent shall have no duties or obligations with respect to any assignments, participations and other transfers of GO Bond Term Loans or GO Bonds, or in respect to any other documents, instruments or agreements included in the GO Bond Documents, and rights and obligation thereunder, and in such event shall not be required to maintain any such transactions in any register it maintains or is otherwise required to maintain in connection with the transactions contemplated by this Agreement. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, subject to the foregoing, its GO Bond Term Loans) (including all or a portion of its Revolving Credit Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it under the Facilities or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned, except that this clause (ii) shall not (A) apply to rights in respect of the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
     (iii) Required Consents. No consent shall be required for any such assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender with a Revolving Credit Commitment or GO Bond Term Loan; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of such assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

     (iv) Assignment and Assumption. The parties to each assignment permitted by Section 11.06(b) shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
     (vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender against receipt by the Borrower of the cancelled original Note of the assignor, if its entire Revolving Credit Commitment was assigned, or evidence that such assignor’s Note is marked to reflect its reduction. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time and recordation of Assignments and Assumptions (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice, and the Administrative Agent shall provide a copy of the Register upon the Borrower’s or such Lender’s requrest.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01 (it being understood that the documentation required under Section 3.01 shall be delivered to the participating Lender) and the obligations imposed by such Sections and shall be subject to replacement pursuant to Section 3.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. Each Lender that sells a participation agrees, at such Lender’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any

Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, solely for tax purposes, maintain a register on which it enters the name and address of each Participant in such Lender’s Loans and the principal amounts (and stated interest) of each such Participant’s interest in such Lender’s Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in such Lender’s commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in such Lender’s Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply and complies with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer (subject to such successor’s acceptance) or Swing Line Lender (subject to such successor’s acceptance) hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto

(including the right to require the Lenders to make Base Rate Revolving Credit Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Revolving Credit Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     (h) Lost Notes. Upon receipt of an affidavit reasonably satisfactory to the Borrower of an officer of any Lender as to the loss, theft, destruction or mutilation of its Note which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note in the principal amount of such Lender’s then Revolving Credit Commitment or if no Revolving Credit Commitment is in effect, the outstanding principal amount owed to such Lender and otherwise of like tenor.
       11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer (for itself and each of its Related Parties) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and will maintain such confidences), (b) to the extent requested or required by applicable laws or regulations or by any subpoena or similar legal process, including in connection with any pledge or assignment made pursuant to Section 11.06(f), (c) subject to this Section 11.07, to any other party hereto, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or in connection with any Default or anticipated Default, the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Proposed Lender invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to, and requested by, the Borrower and its obligations, (f) with the consent of the Borrower or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any Affiliate of any of them, or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
       11.08 Right of Setoff. At any time and from time to time during the continuance of any Event of Default, each Lender and the L/C Issuer is hereby authorized, to the fullest extent permitted by applicable law, to set off and apply against the payment Obligations then due and payable (without notice to any Restricted Person), any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
       11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

       11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
       11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
       11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
     11.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04 or gives a notice pursuant to Section 3.02 and does not subsequently designate a different Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates as provided in Section 3.06(a), (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Defaulting Lender, (iv) any Lender fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of (A) the Required Lenders, and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, or (B) all Lenders (or all Lenders directly affected thereby), and such election, consent, amendment, waiver or other modification is otherwise consented to by Supermajority Lenders, or (v) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents (subject, with respect to any such interests, rights and obligations relating to the GO Bond Term Loans, to compliance with, or any restrictions or prohibitions with respect thereto as may be provided in, the respective GO Bond Indentures) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) Unless paid by the assignee or waived by the Administrative Agent in its sole discretion, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
     (b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05 and subject to Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not violate applicable Laws.
     Notwithstanding the foregoing rights of the Borrower under this Section, the Borrower may not replace any Lender which seeks compensation under Section 3.04 or reimbursement under Section 3.01 unless the Borrower is replacing all Lenders which are then seeking such compensation or reimbursement.
       11.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO

IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
       11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof, of any other Loan Document or of any GO Bond Document), the

Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Co-Syndication Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Co-Syndication Agents and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby, by the other Loan Documents and by the GO Bond Documents; (b) (i) the Administrative Agent, the Co-Syndication Agents and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) none of the Administrative Agent, any Arranger, any Co-Syndication Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers, the Co-Syndication Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Arranger, any Co-Syndication Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Co-Syndication Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
       11.17 No Recourse to Other Persons. No past, present or future director, officer, partner, employee, incorporator, manager, stockholder, unitholder or member of the Borrower, General Partner, PAA, PAA GP LLC, a Delaware limited liability company, Plains AAP, L.P., a Delaware limited partnership, or Plains All American GP LLC, a Delaware limited liability company (“Plains GP LLC”), and no past, present or future director, officer, partner, employee, incorporator, manager, stockholder, unitholder or member of any Subsidiary of the Borrower or Plains GP LLC shall have any liability for any Obligations or for any claim based on, in respect of, or by reason of, the Obligations or their creation. Each party hereto, for itself and each of its Related Parties, waives and releases all such liability. The waiver and release are part of the consideration for the incurrence of Indebtedness by the Borrower hereunder and, as applicable, the making of the Notes.
       11.18 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

       11.19 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all information that is in its or any of its Subsidiary’s possession or control and not subject to confidentiality arrangements with third parties or counsel which the Administrative Agent or such Lender reasonably requests to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act (and if any of such information is not in the Borrower’s or any of its Subsidiary’s possession or control, will use its commercially reasonable efforts to obtain such information and other documentation).
       11.20 Time of the Essence. Time is of the essence of the Loan Documents.
       11.21 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
       11.22 Reallocation of Outstanding Loans under Existing Credit Agreement. In connection with the refinancing of the outstanding obligations and indebtedness under the Existing Credit Agreement pursuant hereto, the Borrower, Administrative Agent and Lenders shall as of the Closing Date make adjustments to the outstanding principal amount of “Loans” under the Existing Credit Agreement (as such term is defined therein) (but not any interest accrued thereon prior to the Closing Date), including the borrowing of additional Loans hereunder and the repayment of Loans thereunder plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Loans hereunder by each Lender in the amount of its Applicable Percentage of all Loans as of the Closing Date, but in no event shall such adjustment of any “Eurodollar Loans” as such term is defined therein) (i) constitute a payment or prepayment of all or a portion of any such Eurodollar Loans or (ii) entitle any Lender to any reimbursement under Section 3.05 hereof, and each Lender shall be deemed to have made an assignment of its outstanding Loans under the Existing Credit Agreement, and assumed outstanding Loans of other Lenders under the Existing Credit Agreement as may be necessary to effect the foregoing.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PAA NATURAL GAS STORAGE, L.P.

By: PNGS GP LLC, its general partner

By:
Name:	Al Swanson
Title:	Executive Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By:
Name:
Title:

BNP PARIBAS, as a Lender
By:
Name:
Title:

DNB NOR BANK ASA, as a Lender
By:
Name:
Title:

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Lender
By:
Name:
Title:

SUNTRUST BANK, as a Lender
By:
Name:
Title:

SOCIÉTÉ GENERALÉ, as a Lender
By:
Name:
Title:

BARCLAYS BANK PLC, as a Lender
By:
Name:
Title:

CITIBANK, N.A., as a Lender
By:
Name:
Title:

MIZUHO CORPORATE BANK, LTD., as a Lender
By:
Name:
Title:

UBS LOAN FINANCE LLC, as a Lender
By:
Name:
Title:

ROYAL BANK OF CANADA, as a Lender
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:
Name:	Justin Alexander
Title:	Vice President

SUMITOMO MITSUI BANKING CORP., NEW YORK, as a Lender
By:
Name:
Title:

ING CAPITAL LLC, as a Lender
By:
Name:
Title:

PNC BANK NATIONAL ASSOCIATION, as a Lender
By:
Name:
Title:

COMPASS BANK, as a Lender
By:
Name:
Title:

FIFTH THIRD BANK, as a Lender
By:
Name:
Title:

REGIONS BANK, as a Lender
By:
Name:
Title:

AMEGY BANK NATIONAL ASSOCIATION, as a Lender
By:
Name:
Title:

COMERICA BANK, as a Lender
By:
Name:
Title:

RAYMOND JAMES BANK, FSB, as a Lender
By:
Name:
Title:

BRANCH BANKING AND TRUST COMPANY, as a Lender
By:
Name:
Title:

SCHEDULE 2.01
REVOLVING CREDIT COMMITMENTS, TERM LOANS
AND APPLICABLE PERCENTAGES

		Applicable
	Revolving	Revolving		GO Bond 2009
	Credit	Credit	GO Bond 2009	Term	GO Bond 2010	GO Bond 2010
Lender	Commitment	Percentage	Term Loan	Percentage	Term Loan	Term Percentage

Bank of America, N.A.	$40,000,000	16.000000000%	$0	0.000000000%	$0	0.000000000%
Wells Fargo Bank, National Association.	$5,000,000	2.000000000%	$17,500,000	17.500000000%	$17,500,000	17.500000000%
BNP Paribas	$15,000,000	6.000000000%	$0	0.000000000%	$0	0.000000000%
DnB NOR Bank ASA	$17,500,000	7.000000000%	$0	0.000000000%	$0	0.000000000%
JPMorgan Chase Bank, N.A.	$17,500,000	7.000000000%	$0	0.000000000%	$0	0.000000000%
SunTrust Bank	$0	0.000000000%	$20,000,000	20.000000000%	$20,000,000	20.000000000%
Société Generalé	$15,000,000	6.000000000%	$0	0.000000000%	$0	0.000000000%
Barclays Bank PLC	$15,000,000	6.000000000%	$0	0.000000000%	$0	0.000000000%
Citibank, N.A.	$15,000,000	6.000000000%	$0	0.000000000%	$0	0.000000000%
Mizuho Corporate Bank, Ltd.	$15,000,000	6.000000000%	$0	0.000000000%	$0	0.000000000%
UBS Loan Finance LLC	$15,000,000	6.000000000%	$0	0.000000000%	$0	0.000000000%

1

		Applicable
	Revolving	Revolving		GO Bond 2009
	Credit	Credit	GO Bond 2009	Term	GO Bond 2010	GO Bond 2010
Lender	Commitment	Percentage	Term Loan	Percentage	Term Loan	Term Percentage

Royal Bank of Canada	$10,000,000	4.000000000%	$0	0.000000000%	$0.00	0.000000000%
U.S. Bank National Association	$0	0.000000000%	$15,000,000	15.000000000%	$15,000,000	15.000000000%
Sumitomo Mitsui Banking Corp., New York	$10,000,000	4.000000000%	$0	0.000000000%	$0	0.000000000%
ING Capital LLC	$10,000,000	4.000000000%	$0	0.000000000%	$0	0.000000000%
PNC Bank National Association	$0	0.000000000%	$17,500,000	17.500000000%	$17,500,000	17.500000000%
Compass Bank	$10,000,000	4.000000000%	$0	0.000000000%	$0	0.000000000%
Fifth Third Bank	$10,000,000	4.000000000%	$0	0.000000000%	$0	0.000000000%
Regions Bank	$10,000,000	4.000000000%	$0	0.000000000%	$0	0.000000000%
Amegy Bank National Association	$0	0.000000000%	$12,500,000	12.500000000%	$12,500,000	12.500000000%
Comerica Bank	$10,000,000	4.000000000%	$0	0.000000000%	$0	0.000000000%
Raymond James Bank, FSB	$10,000,000	4.000000000%	$0	0.000000000%	$0	0.000000000%
Branch Banking and Trust Company	$0	0.000000000%	$17,500,000	17.500000000%	$17,500,000	17.500000000%

Total	$250,000,000	100%	$100,000,000	100.000000000%	$100,000,000	100.000000000%

2